UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
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Letter from the Chairman of the Board

April 3, 2018

Dear Fellow Shareholders,

Fiscal 2017 marked another year of outstanding financial performance and significant progress for The Children’s Place, including that:

•	Our adjusted EPS increased 46% to $7.91 from $5.43 in fiscal 2016

•	We recorded a 5.8% increase in comparable retail sales on top of a 4.9% increase in fiscal 2016

•	Our adjusted operating margin increased 110 basis points to 9.6% from 8.5% in fiscal 2016

•	We made significant progress on our key strategic growth initiatives

•	Our stock price increased 53.6% in fiscal 2017

•	Our TSR was in the 94th percentile of our Peer Group

•	Our stock repurchases and dividends totaled $146.7 million, or almost 70% of our cash from operations

This performance is particularly outstanding when viewed against the backdrop of an intensely competitive, highly promotional, and “over-stored” retail industry.

Our longstanding and continuous practice of engaging with shareholders was a significant focus during the latter half of 2017. Following a disappointing Say-on-Pay vote at last year’s Annual Meeting, our Board was determined to understand shareholder perspectives on our compensation program and committed to making constructive changes in response. We reached out to shareholders representing 77% of our outstanding shares and held conversations with shareholders representing 55% of shares outstanding. The Chairman of our Compensation Committee, Joseph Gromek, and the Chairman of our Nominating & Corporate Governance Committee, Joseph Alutto, participated in the large majority of these conversations and reported the feedback from shareholders back to the entire Board. For more information on this shareholder engagement effort, as well as our strong governance and compensation practices, please refer to the Proxy Summary and the Compensation Discussion & Analysis starting on pages 1 and 22, respectively.

In response to the feedback our shareholders provided, the Board and Compensation Committee decided to do the following:

•	Commit not to annualize any special award practice; and

•	Add a relative performance metric (adjusted ROIC) to our long-term incentive plan, beginning with the performance stock awards in fiscal 2018.

The actions our Board and Compensation Committee have taken are in response to the feedback received from our shareholders and further enhance our overall compensation program. We greatly appreciate the time and effort our shareholders made to engage with us on these issues and we look forward to continuing the dialogue with our shareholders on these and other important topics.

Very truly yours,

Norman Matthews

Chairman of the Board

April 3, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2018 Annual Meeting of Shareholders of The Children’s Place, Inc. will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 9, 2018, at 8:30 a.m., for the following purposes:

1.	To elect the nine members of the Board of Directors, each to serve for one-year terms;

2.	To ratify the selection of Ernst & Young LLP, as the Company’s independent registered public accounting firm for fiscal 2018; and

3.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”).

Shareholders of record at the close of business on March 29, 2018 are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

By order of the Board of Directors,

Bradley P. Cost

Senior Vice President, General Counsel and Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

(i)

PROXY SUMMARY

The Children’s Place, Inc. (referred to in this Proxy Statement as “we,” “The Children’s Place” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”). The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

Fiscal 2017 – Outstanding Financial Performance

Outstanding Financial Performance

A reconciliation of Non-GAAP (Adjusted) financial information to GAAP financial information provided herein is set forth in Annex A to this Proxy Statement.

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Significant Shareholder Value Created

Significant Stock Repurchases and Dividends

Summary of Shareholder Voting Matters

At the 2018 Annual Meeting of Shareholders at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 9, 2018, at 8:30 a.m., shareholders are being asked to vote on the following matters:

Proposal		Board Vote Recommendation	Page Reference
1.	Election of the Nine Members of the Board of Directors	FOR each Nominee	59
2.	Ratification of Selection of Independent Registered Public Accounting Firm	FOR	60
3.	Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	62
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Election of the Nine Members of the Board of Directors

The Board has nominated nine directors for re-election at the Annual Meeting, as outlined in the following table. The Board recommends that shareholders vote “FOR” each of the nominees named below.

Director	Age	Tenure (Years)	Ethnic, gender, national or other diversity	Other current public company boards	Committees

Joseph Alutto	76	10			Nominating & Corporate Governance (Chair)
John E. Bachman	62	2		1	Audit (Chair)
Marla Malcolm Beck	48	3	✓		Audit
Jane Elfers	57	8	✓		-
Joseph Gromek	71	7		2	Compensation (Chair)
Norman Matthews (Chairman)	85	9		2	Compensation; Nominating & Corporate Governance
Robert L. Mettler	77	3		1	Compensation
Stanley W. Reynolds	53	4			Audit
Susan Sobbott	52	4	✓		Nominating & Corporate Governance

Board Highlights

Thoughtful Approach to Board Composition

Our Board is comprised of persons possessing the diverse skills and experience necessary to further our strategy and to address the risks we face in the rapidly changing business environment in which we operate. The Board has been shaped by actions taken over the years in furtherance of the Board’s policy of director refreshment based on the Board’s annual self-assessment process and director skillset mapping activities. The skillsets of our directors align to our strategic initiatives consisting of a focus on product, business transformation through technology, global growth through channel expansion, and optimization of our store fleet. These skills and experiences are captured in the table below.

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Summary of Director Core Competencies
Experience/Attribute	Alutto	Bachman	Beck	Elfers	Gromek	Matthews	Mettler	Reynolds	Sobbott
Leadership/Strategy	X	X	X	X	X	X	X	X	X
General Management/C-Suite Experience	X	X	X	X	X	X	X	X	X
Governance/Public Board Service	X	X		X	X	X	X
Retail/Specialty Retail			X	X	X	X	X	X
Digital/Omni-Channel/Marketing			X	X	X	X			X
Global Business/International Operations		X		X	X	X	X	X	X
Technology Implementation			X	X	X				X
Finance/Accounting/Risk Management		X	X	X	X	X	X	X	X

Corporate Governance and Executive Compensation Best Practices

The Board has proactively, with regular input from shareholders, updated the Company’s governance and executive compensation frameworks to support our business and align with best practices.

Governance Best Practices
✓	Adopted special meeting rights (by 25% of shareholders)
✓	Declassified the Board
✓	Adopted proxy access
✓	Majority voting for directors
✓	Eliminated supermajority voting requirements
✓	Capped director participation on outside public company boards at 4 (including the Company)
✓	Separate Chairman and CEO roles; independent Board Chairman
✓	Updated advance notice provisions to lengthen notice window
✓	Increased disclosure regarding Board’s decision making processes
✓	Annual mapping of director skillsets and experience to business strategy
✓	Annual Board, committee and individual director self-assessments
✓	Robust policies on director refreshment, succession planning and diversity
✓	Focus on environmental, social and governance (ESG) matters – see “Enterprise and Sustainability Risk” on page 14
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Executive Compensation Best Practices
✓	Significant performance-based compensation for our CEO and other NEOs
✓	Added value driving performance metrics to the LTIP that measure progress on our strategic growth initiatives
✓	Added a relative performance metric to the LTIP (measuring Company performance relative to Peer Group performance)
✓	Eliminated single trigger equity vesting upon a change in control
✓	Eliminated all tax gross-ups (excluding those in connection with standard relocation expenses)
✓	Enhanced stock ownership guidelines and holding requirements for our CEO and other senior executives
✓	Annual benchmarking of independent director compensation by an independent compensation consultant
✓	Annual compensation risk assessment by an independent compensation consultant and management
✓	Annual peer group review by an independent compensation consultant
✓	Adopted an incentive compensation clawback policy
✓	Prohibited hedging activities in Company stock
✓	Bonus and performance share caps

Advisory Vote on Named Executive Officer Compensation

Our compensation philosophy is three-fold: (1) to attract, motivate and reward, (2) to encourage strong financial performance, and (3) to align pay with performance. Our Board and Compensation Committee are deeply committed to this philosophy and have designed and structured compensation programs accordingly. Fiscal 2017 was another year of outstanding performance for our Company, which we discuss in greater detail in the “Compensation Discussion & Analysis” starting on page 22.

Shareholder Engagement in 2017

Our Board and management have a long history of engaging with shareholders holding a substantial number of our outstanding shares:

Fiscal Years	During Each Year Invitations To Engage Extended to Holders of	During Each Year Met or Spoke With Holders of
2012 – 2017	50 – 70% of outstanding shares	40 – 65% of outstanding shares

We are proud of relationships we have cultivated with our shareholders over the years. The feedback and insights our shareholders have provided have been invaluable and we have made enhancements to our governance and executive compensation programs over time as a result. The conversations we had with our shareholders leading up to the 2017 Annual Meeting and the feedback we received on the structure of our executive compensation program were overwhelmingly positive. Nevertheless, our Say-on-Pay proposal received 66% support of votes cast, which was a clear signal to the Board that a meaningful number of shareholders took issue with our pay practices.

In response, our Board and management team undertook a significant outreach effort to engage with shareholders to better understand their perspectives on our compensation program and

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practices, and to preview potential enhancements. Members of the Board - the Chairman of the Compensation Committee, Joseph Gromek, and the Chairman of the Nominating & Corporate Governance Committee, Joseph Alutto - were involved in the large majority of these meetings and calls, leading the conversations with shareholders. In the aggregate, engagement meetings were requested with shareholders of 77% of outstanding shares and meetings and calls were held with holders of 55% of outstanding shares. A summary of the topics discussed in these shareholder meetings and calls is provided in the table below:

Key Topics	Focus Areas
Company performance

☐    Retail industry-leading and record-breaking financial and operational performance in an extremely difficult retail environment

☐    Performance driven by an exceptional management team assembled and led by our CEO

☐    Significant continuing progress on our strategic growth initiatives and the transformation of the brand

Executive compensation

☐    2017 marks the 6th consecutive year of extensive shareholder outreach activities led by independent directors of the Company, including to discuss executive compensation, corporate governance and ESG matters

☐    Compensation plan design, value driving performance metrics, and rigorous target setting process

☐    Changes effected based on input from shareholders obtained during prior, regular outreach activities

Corporate governance	☐ Board composition, diversity, refreshment and succession planning ☐ Board oversight of business strategy and risk management ☐ Annual Board and director self-assessments and skillset mapping
ESG matters

☐    Commitment to corporate and social responsibility

☐    Investment in our global supply chain, with focus on safety and other working conditions, and worker pay, benefits, training and education

☐    Importance of cybersecurity oversight by the Board

☐    See “Enterprise and Sustainability Risk” on page 14

After engaging with shareholders, we held meetings with proxy advisory firms ISS and Glass Lewis to discuss our outreach process and the feedback we received from shareholders.

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Shareholder Feedback and Our Response

Shareholder feedback was aggregated and shared with the full Board, who considered all perspectives as part of its decision-making process. In response to shareholder feedback, the Board and Compensation Committee responded as summarized below. Please also see the “Compensation Discussion & Analysis” starting on page 22 below.

Topic	What We Heard from Shareholders	What We Did in Response
Special award

☐    Some of the shareholders that we spoke with indicated that they do not support special awards and that they voted against the Company’s say-on-pay proposal for this reason

☐    The majority of the shareholders that we spoke with indicated that they will consider special awards on a case-by-case basis taking into account Company-specific circumstances, provided that such awards are exceptional and do not become standard practice. These shareholders indicated that because of the Company’s and our CEO’s outstanding performance, they voted in favor of the Company’s say-on-pay proposal

✓   Commitment that the Company has no intention to make special awards to our CEO an annual occurrence

–      No special bonus was awarded for fiscal 2017 despite another year of industry-leading performance

Relative performance metric	☐ Desire to see a relative performance metric (Company performance compared to Peer Group performance) as part of the LTIP. Prefer a metric that also directly measures progress being made on the Company’s strategic growth initiatives	✓ Addition of relative adjusted ROIC as a performance metric for the Company’s LTIP, starting with the fiscal 2018 PRSU awards. Adjusted ROIC directly measures progress being made on the Company’s strategic growth initiatives

It is important to note that we did not receive any feedback from shareholders expressing any other concerns or asking that we consider making any other changes to our executive compensation plan design or practices, other than one large shareholder asking us to consider adding annual TRSU grants for our CEO to encourage retention.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Company’s Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Investor Stewardship Group (ISG) Principles.

•	Company in Line. The Company notes the recent formation by large U.S.-based institutional investors and asset managers of the Investor Stewardship Group (ISG), and the establishment by ISG of a framework of governance principles forming a baseline of expectations for U.S. corporations. The Company believes its policies and practices are in line with the ISG principles.

Corporate Governance Policies and Practices

Board and Committee Independence

•	Strict Director Independence Standards. The Board believes that in order to maintain its objective oversight of Company management, the Board must consist of a substantial majority of independent directors. The Board makes an annual independence determination concerning its members against guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our auditors. With the exception of Jane Elfers, our President and Chief Executive Officer, all of our directors are non-management directors who meet the criteria for independence under our guidelines and the listing standards of The Nasdaq Stock Market. In addition, because Ms. Elfers does not serve on the Audit Committee, the Compensation Committee or the Nominating & Corporate Governance Committee, all members of all of our Board Committees are independent directors.

Our Board also makes an annual determination that (i) the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Exchange Act, SEC rules and regulations and Nasdaq listing standards, and meet the “financial sophistication” requirement of Nasdaq rules, and (ii) the members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, “outside directors” within the meaning of regulations promulgated under Section 162(m) of the IRC (as heretofore required), and “independent” within the meaning of applicable SEC rules and regulations. Finally, our Board has also determined that two members of the Audit Committee, Messrs. Bachman and Reynolds, qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

•	Executive Sessions of Independent Directors. Executive sessions are an important governance practice because they enable our independent directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board priorities and effectiveness without management present. Led by the Chairman of the Board, the independent directors of the Board meet in executive session, without the CEO or other members of management present, at every regularly scheduled Board meeting.

Board Composition and Continuous Evaluation

•	Board Skills and Experience. An important function of our Nominating & Corporate Governance Committee is to evaluate whether the members of our Board, as a whole, possess a mix of the diverse skills, backgrounds and experience that are necessary to further the
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Company’s strategy and that address the risks we face in the rapidly changing business environment in which we operate.

Our strategic initiatives consist of a focus on product, business transformation through technology, global growth through channel expansion, and optimization of our store fleet. The skills and experience of our directors that complement these strategic initiatives include strategy development and oversight, product development, brand management and marketing, digital and mobile experience, technology implementation, and global business and international operations. These skills, together with a background in such areas as public company board of director experience, C-suite and other senior leadership experience, finance, risk management, accounting, talent and performance management, and executive compensation enable our Board to effectively further the strategic objectives of our Company and monitor and assess the operational, financial and compliance risks faced by our Company. See the Summary of Director Core Competencies table on page 4 under the heading “Proxy Summary”.

•	Board and Director Evaluation Process. Annually, the Nominating & Corporate Governance Committee engages in an important process to evaluate the relevance and the breadth of our directors’ skills, backgrounds and experience. The Committee conducts a formal evaluation of how well the Board functions and performs, the membership, leadership, roles and performance of each of the Board’s committees, and the skillsets and contribution of individual directors. The centerpiece of this process is the analysis of a comprehensive self-assessment questionnaire completed by each director. The questionnaire is updated annually as appropriate. It uses criteria that the Board and its outside advisors have determined to be important to the success of the Board and the Company following a review of our Board’s activities and external best practices.

Board as a Whole. The questionnaire is designed to elicit a critical evaluation by the directors of the performance of the Board and its committees, including assessing agendas, informational needs, composition, processes, dynamics and effectiveness. The Nominating & Corporate Governance Committee shares its findings and recommendations with the full Board. The Board then considers the results of the evaluation and recommendations and, as necessary, identifies and authorizes steps to be taken to enhance Board and Board committee performance.

Individual Directors. The questionnaire is also designed to elicit a critical evaluation by the directors of their peers. Directors evaluate their peers on the basis of effectiveness and various attribute criteria. In addition, directors evaluate and grade each of their peer’s contribution to the Board, and, periodically, each director rates his or her skillsets against an extensive list of skillsets, experiences and attributes important to the Company. The resulting feedback is shared with the individual directors. The Nominating & Corporate Governance Committee utilizes the feedback to inform its succession planning. The Committee also utilizes the skillset inventory to identify any gaps in relevant knowledge and experience not covered by existing members of our Board. This process results in a thorough discussion on how our Board is constituted currently and how our Board should be constituted in the future to align with our strategic objectives.

•	Refreshment and Succession Planning. By annually identifying and mapping individual skillsets, backgrounds and experiences and annually engaging in a director self-assessment and evaluation process, the Board consistently engages in refreshment and succession planning for the Board. Following these annual evaluations, in recent years, we engaged a professional director search firm to conduct searches which resulted in the appointment of three new independent directors, including two women, and we independently identified a fourth new independent director.

•	Diversity and Tenure. Our Board believes that the diversity in gender, thinking, experience, background and approach resulting from its policy of refreshment and succession planning enhances Board leadership, deliberations and decision making, and are critical to the Board’s acting as a creative and problem solving body. A goal of our refreshment and succession
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planning activities is also to have our directors be representative of our customers; over 90% of our customers are women and three of our Board members are women. Our directors’ tenure ranges from 2 to 10 years, providing the Board with fresh perspectives and the benefit of experience. The average tenure of our directors is 5.6 years.

Board Engagement

•	Limit the Number of Public Company Boards. Based on feedback received from prior shareholder outreach activities, the Board amended our Corporate Governance Guidelines to limit to 4 (including our Company) the number of public company boards of directors on which our independent directors may serve.

Board and Committee Oversight

•	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management. In addition, the Board has charged each of our standing committees with the responsibility for the oversight of the management of certain risks.

Strategy. The Board continuously reviews and evaluates the Company’s strategic initiatives, engages in in-depth reviews with senior management, conducts separate independent director sessions during which the Company’s strategy is evaluated and discussed, and receives detailed presentations throughout the year on critical aspects of the implementation of these initiatives. These periodic presentations include a review of performance, presentations regarding the progress on initiatives, and reports from specific departments such as finance, business transformation, store operations, supply chain, information technology, real estate, human resources and legal.

Succession Planning and Emergency Plans. CEO succession planning is a topic frequently reviewed by our Board. In addition to conducting an annual review and evaluation of the skills and competencies needed to be possessed by potential CEO successors, our Board also has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Chairman of the Board. On an annual basis, the Board also engages in an in-depth review of the succession planning for the senior leaders of the Company.

Risk Management. Our Board and its three standing committees regularly review and evaluate management’s activities concerning the identification, ranking and mitigation of the major strategic, operational, financial, compliance and reputational risks we face in our domestic and international operations.

o	Audit Committee. Our Audit Committee has the oversight responsibility for financial risk and enterprise and sustainability risk. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior management, the head of internal control and the Company’s independent auditors. With respect to enterprise and sustainability risk management, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (SRC). The SRC is composed of members of senior management, meets regularly on a bi-weekly basis, including with senior leaders of various business departments where a particular risk resides, and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity matters).

o	Compensation Committee. Our Compensation Committee receives reports from its independent compensation consultants and management concerning their assessment of risk, if any, arising from the Company’s compensation policies and practices.

o	Nominating & Corporate Governance Committee. Our Nominating & Corporate Governance Committee has the oversight responsibility for governance risk. This
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Committee regularly reviews the composition, skillsets and experience of our Board and individual directors to assess the Board’s diversity of thinking and the skillsets necessary to oversee the Company’s strategic growth initiatives. This Committee also regularly reviews the Company’s governance policies and guidelines, including with the periodic input of appropriate outside advisors, in order to arrive at policies and guidelines that reflect “best practices”.

o	Board of Directors. Our Board receives regular reports from the Chairs of the Audit, Compensation and Nominating & Corporate Governance Committees. The Board meets regularly with members of the Company’s SRC to discuss risk identification and mitigation activities. The Board also meets periodically with the Company’s third-party experts to obtain their perspective on various matters. Finally, our directors apply the breadth and depth of their own experience in domestic and international business operations, finance and accounting, and other fields in this risk oversight function.

Ensuring Board Accountability

•	Shareholder Oversight. The Company’s governance practices provide for Board accountability to shareholders through (i) majority voting for directors in uncontested elections, (ii) declassification of the Board providing for the annual election of the entire Board, (iii) the calling of special meetings by shareholders and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

•	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for 3 years or more.

Ensuring Management Accountability

•	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” below, the Compensation Committee adheres to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executive’s overall compensation.

•	Effective Performance Metrics. An important governance function is to help set and oversee strategy, to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. Our Compensation Committee gives effect to this function through the adoption of performance metrics for the Company’s annual bonus plan and long-term incentive plan which directly measure progress in achieving our strategic growth initiatives, hold management accountable for financial results over which they have more direct influence, and are key value creation drivers in the specialty retail industry.

Board Leadership Structure

•	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting Board and Committee agendas and establishing priorities and procedures. Further, this
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structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.

•	Committee Chairs. Our Board’s leadership structure also includes independent, experienced and involved Board committee chairs.

Established Policies Guide Governance and Business Integrity

•	Charters for Board Committees. Each of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee has a Charter developed under the leadership of its Committee Chair. The Charters for each committee are available on our website, http://www.childrensplace.com, in the “About Us” section, under the “Investor Relations” tab and in the section entitled “Corporate Governance.” The Committee Charters describe the purpose, responsibilities, structure and operations of each Committee. The Audit Committee Charter and the Compensation Committee Charter reflect the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

•	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates these guidelines.

•	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

Shareholders may view the following documents on the Company’s website http://www.childrensplace.com in the “About Us” section under the “Investor Relations” tab and in the section entitled “Corporate Governance”: Corporate Governance Guidelines; Code of Business Conduct; Anti-Corruption Policy; and Charters for each of our Board committees.

Director Access to Management

•	Management Participation at Board Meetings. Topics are presented to the Board by members of management in an environment that encourages dialogue to develop between Directors and management. The Board’s direct access to management continues outside the boardroom during discussions with our executives.

Shareholder Access to the Board of Directors

•	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s independent directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

•	Nomination by Shareholders. The Nominating & Corporate Governance Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as directors by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the Nominating & Corporate Governance Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders and nominees recommended by the Nominating & Corporate Governance Committee or Company management.
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Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2017, the Board had nine directors, with eight independent directors and one employee director, our CEO.

Committees of the Board of Directors. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The current members of the Board’s Committees and a summary of the responsibilities of these Committees are set forth below.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

John E. Bachman (Chair)	Joseph Gromek (Chair)	Joseph Alutto (Chair)
Marla Malcolm Beck	Norman Matthews	Norman Matthews
Stanley W. Reynolds	Robert L. Mettler	Susan Sobbott

Audit Committee

The Audit Committee has the oversight responsibility for the Company’s financial reporting processes and the Company’s enterprise and sustainability risk management activities:

•	Financial Risk, including:

Financial reporting

Internal controls and internal audit function

Independent audits of the Company’s financial statements

•	Enterprise and Sustainability Risk, including:

Business continuity and disaster recovery programs

Global supply chain/responsible sourcing

Cybersecurity

Legal Compliance

Set forth below are descriptions of certain of the Audit Committee’s oversight activities:

Financial Risk

Reporting and Disclosure. The Audit Committee monitors the preparation and integrity of our financial statements, our overall financial disclosure practices, the soundness of our system of internal financial controls, our compliance with good accounting practices, and the adoption of new accounting standards. The Audit Committee also has oversight responsibility for the performance of our internal audit function. The Audit Committee regularly meets in executive sessions with the Company’s independent registered public accounting firm outside the presence of management, and also meets in those executive sessions with members of management and, separately, with the head of our internal audit department.

Independent Auditors. The Audit Committee is responsible for the appointment of our independent registered public accounting firm, the oversight of the scope of its audit work and the determination of its compensation. In discharging this responsibility, the Audit Committee reviews our current firm’s qualifications, performance, control procedures and independence in accordance with regulatory requirements and guidelines, and periodically considers whether a change in the independent registered public accounting firm is recommended. As part of this evaluation, the Audit Committee considers a number of factors, including the current firm’s capabilities and expertise, industry knowledge and experience, the quality and performance of the lead engagement partner, other professionals and specialists on the audit team, audit methodology, including planned use of technology, and transition experience. Based on this evaluation in 2017, and, as discussed under the caption “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm” below, the Audit Committee conducted a competitive process during fiscal 2017 to determine the

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Company’s audit firm for the fiscal year ending February 2, 2019. The Audit Committee interviewed a number of firms, including the incumbent, BDO USA, LLP (“BDO”), and selected Ernst & Young LLP for such purpose. The members of the Audit Committee believe that the selection of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

Enterprise and Sustainability Risk

Global Supply Chain/Responsible Sourcing. The Audit Committee oversees the Company’s global responsible sourcing activities involving third party vendors who manufacture the Company’s merchandise. These vendors’ workforce is predominantly women who work in factories in underdeveloped countries in greater Asia and Africa. Company activities include monitoring compliance with the Company’s vendor code of conduct, local laws and ethical business practices, on-site auditing of worker health and welfare, working conditions, safety, rights of association and other practices at all factories on at least an annual basis, and, where necessary, the oversight of corrective action plans jointly developed with factory management. The Company’s commitment to responsible sourcing activities has evolved beyond a compliance-based approach to a more holistic view, focusing not only on compliance, but also on worker training and education. This is accomplished through the sponsorship of workplace programs conducted by international organizations such as BSR’s HERproject, Care International, the ILO’s BetterWork program, The Center for Child Rights and Corporate Responsibility, and others. These programs promote health, nutrition, hygiene, gender equality, child care training, money management and other life-needs. The Audit Committee meets regularly with the Company’s responsible sourcing executives to receive reports and updates on these activities. For additional information concerning these activities, please go to the Company’s website http://www.childrensplace.com under the “Responsible Sourcing” tab in the “About Us” section.

Anti-Corruption. The Company’s global sourcing activities are conducted in over 20 countries, including in less developed countries where corruption is more prevalent. The Audit Committee reviews and receives reports on the Company’s anti-corruption policies and training activities in these countries. These activities include periodic in-country training by Company personnel and third party experts for Company employees and agents, as well as vendor and factory personnel. The Company also uses online training materials to reach its associates around the world.

Cybersecurity. As with responsible sourcing and anti-corruption activities, the Company considers cybersecurity a vital issue affecting the sustainability of the enterprise both in terms of reputational risk and economic risk. The Audit Committee is responsible for the oversight of the Company’s cybersecurity risk identification and mitigation activities and the activities of Company’s senior management-led strategic risk committee. In the discharge of the Audit Committee’s responsibilities in this area, the Company periodically engages technical and legal experts to report to the Audit Committee and/or the Board on Company activities and to update the Audit Committee and/or the Board on this topic.

Audit Committee Report

As stated in the Audit Committee’s written charter, a copy of which is available on the Company’s website, http://www.childrensplace.com, in the “About Us” section, under the “Investor Relations” tab and in the section entitled “Corporate Governance,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of our management to establish and maintain a system of internal control over financial reporting, to prepare financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles, and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm.

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In fulfilling its oversight responsibilities, the Audit Committee held 14 meetings during fiscal 2017. At these meetings, the Audit Committee discussed with representative of the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and BDO’s reports thereon, and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2017, met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements for fiscal 2017 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the following members of the Audit Committee: John E. Bachman (Chair), Marla Malcolm Beck and Stanley W. Reynolds.

Compensation Committee

The Compensation Committee has been charged with the responsibilities of our Board relating to compensation of our executive officers. The Compensation Committee reviews and recommends to the Board our CEO’s compensation, and with the input from senior management, reviews and approves the compensation of our executive officers. The Compensation Committee establishes our management compensation policies, reviews the terms of the Company’s incentive compensation plans and programs, and oversees the implementation and operation of these plans and programs. In addition, the Compensation Committee makes recommendations to the Board regarding the compensation of independent directors.

The Compensation Committee is also responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with its independent compensation consultant and management, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. The Compensation Committee considered the findings of the assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking.

The Compensation Committee has the authority to retain the services of compensation consultants to provide it with recommendations and advice on the appropriateness of the Company’s compensation of the CEO and the Company’s other executive officers and independent directors. The Compensation Committee has retained Semler Brossy Consulting Group, LLC (“Semler

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Brossy”) to advise it with respect to such matters, the design and implementation of executive compensation plans and programs, and such other matters as the Compensation Committee may direct. At the Compensation Committee’s request, Semler Brossy also provides the Compensation Committee with benchmarking data concerning the compensation paid to officers and independent directors by companies in the Company’s Peer Group and the retail industry. Semler Brossy works directly with the Compensation Committee and its Chair, and meets with the Committee in executive session. Semler Brossy does not provide any services to the Company. The Compensation Committee has determined that Semler Brossy is independent and does not have any conflict of interest in its dealings with the Compensation Committee. The Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and The Nasdaq Stock Market covering independence, conflicts of interest and compensation advisors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2017, and none had any relationship with the Company or any of its subsidiaries during fiscal 2017 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the Compensation Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee recommends nominees for the Board and develops and implements formal Board and individual director self-evaluation procedures. It also makes recommendations to the Board regarding corporate governance and Board and Committee structure. In the event of an uncontested election, the Nominating & Corporate Governance Committee must assess the appropriateness of accepting the resignation of a Board nominee who is in office as a director and does not receive a majority of the votes cast by the shareholders.

Attendance at Board and Committee Meetings

The chart below sets forth the number of Board of Director and Committee meetings (in-person and telephonic) and director attendance at such meetings during fiscal 2017.

	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Number of Meetings	7	14	6	4
Attendance	All directors, all meetings(1)	All members, all meetings(1)	All members, all meetings	All members, all meetings(1)

(1) One director did not attend one meeting.

Board Nominees for Directors

In evaluating individual Board members, the Nominating & Corporate Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business and takes into account many factors, including educational and professional background, personal accomplishment, gender, age and diversity. The Nominating & Corporate Governance Committee, however, does not base its nomination of a candidate solely on these factors.

The Nominating & Corporate Governance Committee also strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent,

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skills and expertise to oversee the Company’s business and strategic initiatives. Each Board nominee of the Company has served in a senior executive position in a large, complex organization and has gained extensive experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. This variety and depth of experience enables the nominees to make significant contributions to the deliberations of the Board. See the Summary of Director Core Competencies table on page 4 under the heading “Proxy Summary”.

Biographical information for each director nominated for re-election at the Annual Meeting is set forth below.

Joseph Alutto, 76 Independent Director since 2008

Career Highlights. Dr. Alutto currently serves as the Chair of our Nominating & Corporate Governance Committee. From June 2016 to present, Dr. Alutto has been the Distinguished Professor of Organizational Behavior - Emeritus at The Ohio State University and from June 2014 to June 2016 he was the Distinguished Professor of Organizational Behavior at the University. From July 2013 to June 2014, Dr. Alutto served as Interim President of The Ohio State University. Prior to that, from October 2007 to July 2013, Dr. Alutto served as Executive Vice President and Provost of The Ohio State University. Dr. Alutto also served as the institution’s Interim President and Provost from July 2007 to October 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.

Experience and Skills. Dr. Alutto’s experience in senior leadership positions with an institution such as The Ohio State University brings to the Company an in-depth understanding of organizational behavior, operations, processes, strategy, risk management and talent management.

John E. Bachman, 62 Independent Director since 2016

Career Highlights. Mr. Bachman currently serves as the Chair of our Audit Committee. Prior to his retirement in 2015, Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”). At PwC, Mr. Bachman served for six years as the Operations Leader of the firm’s U.S. Assurance Practice with full operational and financial responsibility for this $4 billion line of business, which included the firm’s audit and risk management practices. Prior to this role, Mr. Bachman served for three years as the firm’s Strategy Leader where he was responsible for strategic planning across business units, geographies and industries. Mr. Bachman also served as an audit partner for over 25 years for companies in the industrial manufacturing, financial services, publishing, healthcare and other industries. Mr. Bachman received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Bachman brings years of experience in the development and oversight of business strategies and the operational leadership of a large complex organization. He also brings over 25 years of experience in accounting and auditing. Mr. Bachman qualifies as an “audit committee financial expert” under applicable SEC rules.

Other Public Directorships: WEX Inc. (since 2016).

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Marla Malcolm Beck, 48 Independent Director since 2015

Career Highlights. Ms. Beck currently services as a member of our Audit Committee. She is the Chief Executive Officer of Bluemercury, a retailer and online seller of upscale beauty products and spa services founded in 1999 by Ms. Beck. Bluemercury was acquired by Macy’s, Inc. in 2015 and operates as a stand-alone business with Ms. Beck as its CEO. Prior to 1999, Ms. Beck was a consultant for McKinsey & Company, Inc. She holds an MBA and MPA from Harvard University.

Experience and Skills. Ms. Beck’s experience as Chief Executive Officer of Bluemercury brings to the Board of Directors a valuable perspective and experience with respect to brand management, brand marketing, digital, including e-commerce, and the management of a national retailer.

Jane Elfers, 57 Director since 2010

Career Highlights. Ms. Elfers became our President and Chief Executive Officer in January 2010. She set our strategic vision as a leading global, omni-channel children’s apparel brand, and developed our four key strategic growth initiatives—superior product, business transformation through technology, global growth through channel expansion and optimization of our store fleet. Ms. Elfers has led our successful company-wide, multi-year transformation by assembling, motivating and leading a best-in-class management team and she has delivered our transformative results by fostering a culture of operational excellence.

Experience and Skills. Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration and where she serves on the Board of Trustees and is the Chair of their Nominating and Governance Committee.

Joseph Gromek, 71 Independent Director since 2011

Career Highlights. Mr. Gromek currently serves as the Chair of our Compensation Committee. Until his retirement in February 2012, Mr. Gromek served as President and Chief Executive Officer of The Warnaco Group, Inc. since April 2003 and as a member of that company’s Board of Directors. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc. For over 30 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is the Chair of the Board of Trustees of The New School, serves on the Boards of Directors of Ronald McDonald House and Stanley M. Proctor Company, as a member of the Board of Governors of Parsons The New School for Design, and as a member of the Board of Trustees of St. Peter’s University.

Experience and Skills. Mr. Gromek provides the Company with his significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries, where he has created significant value for shareholders as an expert in the growth, management and operation of global businesses. Mr. Gromek also has extensive public company board

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experience, including as a chairman of the board and as the chairman of board committees.

Other Public Company Directorships: Wolverine World Wide, Inc. (since 2008) and Guess?, Inc. (since 2014).

Norman Matthews, 85 Independent Director since 2009	Career Highlights. Mr. Matthews currently serves as our Chairman of the Board and as a member of our Compensation Committee and Nominating & Corporate Governance Committee. Mr. Matthews served as President of Federated Department Stores until his retirement in 1988. He joined Federated Department Stores in 1978 as Chairman—Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Matthews possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Other Public Company Directorships: Spectrum Brands (since 2010) and Party City Inc. (since 2014).

Robert L. Mettler, 77 Independent Director since 2015	Career Highlights. Mr. Mettler currently serves as a member of our Compensation Committee. He was President of Special Projects at Macy’s from February 2008 until his retirement in January 2009. Mr. Mettler previously served as Chairman and Chief Executive Officer of Macy’s West from 2002 to 2008 and as its President and Chief Operating Officer from 2000 to 2002. Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising—Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993.

Experience and Skills. Mr. Mettler possesses significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries. He brings to the Board of Directors a valuable perspective and insight with respect to retailing, executive compensation and management.
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Other Public Company Directorships: Barington/Hilco Acquisition Corp. (since 2014).

Stanley W. Reynolds, 53 Independent Director since 2014

Career Highlights. Mr. Reynolds currently serves as a member of our Audit Committee. He is the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of 7-Eleven, Inc. Mr. Reynolds joined 7-Eleven, Inc. in 1997 and held positions of increasing responsibility prior to his appointment in 2005 as Chief Financial Officer.

Experience and Skills. Mr. Reynolds provides the Company with years of senior level executive experience in global retail operations with a focus on financial management and accounting, international operations and global supply chain management and distribution. Mr. Reynolds has a track record of successfully developing, implementing and overseeing long-term strategic business plans that encompass and balance global operations and growth with efficient and effective capital allocation. Mr. Reynolds qualifies as an “audit committee financial expert” under applicable SEC rules.

Susan Sobbott, 52 Independent Director since 2014

Career Highlights. Ms. Sobbott currently serves as a member of our Nominating & Corporate Governance Committee. Until February 2018, she was the President of Global Commercial Services, a multi-billion dollar global division of the American Express Company. From January 2014 to November 2015 she was President of Global Corporate Payments and, from 2004 to January 2014, she was President and General Manager of American Express OPEN, a multi-billion dollar business unit within American Express Company serving small businesses. From 2009 to early 2018, Ms. Sobbott also served as a member of the Business Operating Committee, a group of senior leaders at American Express Company working with the Chief Executive Officer to develop strategic direction. Ms. Sobbott held various executive positions of increasing responsibility following her start at American Express Company in 1990. Ms. Sobbott received an MBA from The Darden School of Business, University of Virginia.

Experience and Skills. Ms. Sobbott brings to the Company leadership experience in developing and executing business strategies in such areas as new product innovation, business development, and relationship management. In these roles, Ms. Sobbott has developed and overseen growth strategies at a global company focused on superior customer service, compelling product offerings, technology and digital initiatives, and sophisticated advertising and promotion campaigns.

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EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 29, 2018:

Name	Age	Position
Jane Elfers	57	Chief Executive Officer and President, Director
Michael Scarpa	62	Chief Operating Officer
Pamela Wallack	59	President, Global Product
Anurup Pruthi	49	Chief Financial Officer
Bradley Cost	64	Senior Vice President, General Counsel and Secretary

The biography of Ms. Elfers is set forth above under the heading “Corporate Governance at The Children’s Place—Board Nominees for Director” above.

Michael Scarpa joined the Company in November 2012 as our Executive Vice President and Chief Financial Officer. Mr. Scarpa has more than 35 years of financial and operational management experience. In April 2013, Mr. Scarpa became our Chief Operating Officer responsible for overseeing our finance, logistics & distribution, international and real estate/store development departments. Mr. Scarpa has been instrumental to the success of our business transformation. Prior to joining the Company, Mr. Scarpa was Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. with responsibility for finance, treasury, planning and allocation, supply chain, information technology and corporate strategy. Previously, Mr. Scarpa spent 25 years with Liz Claiborne, Inc. where he held positions of increasing responsibility, culminating in his appointment as Chief Operating Officer. He began his career in financial positions with Maidenform, Inc. and Krementz and Company. Mr. Scarpa earned his BS and MBA degrees from Rutgers University, and is a CPA.

Pamela Wallack joined the Company in May 2017. Ms. Wallack has more than 30 years of retail industry experience and has held several senior level positions at major retailers: David’s Bridal, Inc., where she served as President and Chief Executive Officer, and Gap, Inc., where, as Executive Vice President, she established and led the Gap Global Creative Center responsible for global design, marketing, production and development of all product assets for the global Gap brand, and also served as President of Gap Women’s/Men’s and Body. Ms. Wallack’s experience in the children’s retail apparel space is extensive, having served as President of Gap Kids & Baby, and Toys“R”Us, Inc., where she was responsible for product development, production and merchandising for Kids“R”Us and Babies“R”Us. Ms. Wallack earned her B.S. in Education from the University of Vermont.

Anurup Pruthi joined the Company in December 2014. Mr. Pruthi has more than 25 years of global financial and operational management experience. Prior to joining the Company, he was the Chief Financial Officer of the largest retailer in India, Reliance Retail Limited in Mumbai, India, where he was responsible for the financial management of a $2.5 billion retail business. Prior to that position, Mr. Pruthi served as the Chief Executive Officer for a Future Group business consulting and services company in Mumbai, India, Chief Financial Officer of Global Merchandising and Supply Chain at Burberry PLC, based in London, England, Chief Operating Officer and Chief Financial Officer for Mexx Europe Holding, a subsidiary of Liz Claiborne, Inc., and Group Finance Director for Liz Claiborne, Inc. Mr. Pruthi holds a Master’s Degree in Finance and a BS in Finance from Bentley College.

Bradley Cost joined the Company in December 2010. As General Counsel and Corporate Secretary, Mr. Cost has been a key contributor to the significant enhancements we have made to our governance framework which we believe is best-in-class and which is designed to support our brand and to promote the achievement of our strategic growth initiatives. Prior to joining the Company, Mr. Cost was a partner with Bachelder Law LLP since September 2006, where he specialized in corporate governance, securities and senior executive compensation matters. Prior to that, Mr. Cost was a partner in law firms in private practice in New York City for over 20 years representing numerous public and private companies in securities, mergers & acquisitions and corporate matters. He earned his undergraduate degree from Georgetown University, and law and graduate business degrees from Northwestern University.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

SUMMARY

Set forth below are the names and titles of our executive officers as of March 29, 2018:

Name	Position
Jane Elfers	Chief Executive Officer and President, Director
Michael Scarpa	Chief Operating Officer
Pamela Wallack	President, Global Product
Anurup Pruthi	Chief Financial Officer
Bradley Cost	Senior Vice President, General Counsel and Secretary

This CD&A is organized into five primary sections:

•	Summary (page 22)

•	Fiscal 2017 Performance Highlights (page 27)

•	Elements of Compensation Program (page 31)

•	Compensation Process and Policies (page 35)

•	Compensation Committee Report (page 37)

Compensation Philosophy

Attract, Motivate and Reward	Encourage Strong Financial Performance	Align Pay with Performance
• Keep superior executive talent committed to our Company in a highly competitive environment	• Encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks	• Compensation is directly linked to Company performance, including the progress being made against strategic growth initiatives

2017 Say-on-Pay Vote and Shareholder Engagement

Our Board and management team have a long and continuous history of engaging with shareholders:

Fiscal Years	During Each Year Invitations To Engage Extended to Holders of	During Each Year Met or Spoke With Holders of
2012 – 2017	50 – 75% of outstanding shares	40 – 65% of outstanding shares

We are proud of relationships we have cultivated with our shareholders over the years. The feedback and insights our shareholders have provided have been invaluable and we have made enhancements to our governance and executive compensation programs over time as a result. The conversations we had with our shareholders leading up to the 2017 Annual Meeting and the feedback we received on the structure of our executive compensation program were overwhelmingly positive. Nevertheless, our Say-on-Pay proposal received 66% support of votes cast, which was a clear signal to the Board that a meaningful number of shareholders took issue with our pay practices.

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Following the 2017 Annual Meeting, the Compensation Committee conducted a thorough assessment of all elements of our pay program, with an emphasis on identifying features we felt may have caused shareholder dissatisfaction. We then undertook a significant outreach effort to engage with shareholders to understand their perspectives on our compensation program overall and to preview potential enhancements. This year marked the 6th consecutive year that management and members of the Board, including the Chairman of the Compensation Committee, Joseph Gromek, and the Chairman of the Nominating & Corporate Governance Committee, Joseph Alutto, engaged in conversations with shareholders to exchange ideas and share perspectives. In aggregate, engagement meetings were requested with shareholders of 77% of outstanding shares and meetings and calls were held with holders of 55% of outstanding shares. Mr. Gromek and Dr. Alutto led meetings and calls with shareholders holding over 40%. For the full range of topics that were discussed in the shareholder meetings and calls, please see the table on page 6 of the “Proxy Summary”. The topics impacting executive compensation are summarized in the table below.

Topics	Focus Areas
Company performance

☐    Retail industry-leading and record-breaking financial and operational performance in an extremely difficult retail environment

☐    Performance driven by an exceptional management team assembled and led by our CEO

☐    Significant continuing progress on our strategic growth initiatives and the transformation of the brand

Executive compensation

☐    2017 marks the 6th consecutive year of extensive shareholder outreach activities led by independent directors of the Company, including to discuss executive compensation, corporate governance and ESG matters (see “Enterprise and Sustainability Risk” on page 14)

☐    Compensation plan design, value driving performance metrics, and rigorous target setting process

☐    Changes effected based on input from shareholders obtained during prior, regular outreach activities

After engaging with shareholders, we held meetings with proxy advisory firms ISS and Glass Lewis to discuss our outreach process and the feedback we received from shareholders.

Shareholder Feedback and Our Response

Shareholder feedback was aggregated and shared with the full Board, who considered all perspectives as part of its decision-making process. In response to the shareholder feedback, the Board and Compensation Committee responded as summarized below.

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Topic	What We Heard from Shareholders	What We Did in Response
Special award

☐    Some of the shareholders that we spoke with indicated that they do not support special awards and that they voted against the Company’s say-on-pay proposal for this reason

☐    The majority of the shareholders that we spoke with indicated that they will consider special awards on a case-by-case basis taking into account Company-specific circumstances, provided that such awards are exceptional and do not become standard practice. These shareholders indicated that because of the Company’s and our CEO’s outstanding performance, they voted in favor of the Company’s say-on-pay proposal

✓    Commitment that the Company has no intention to make special awards to our CEO an annual occurrence

–   No special bonus was awarded for fiscal 2017 despite another year of industry-leading performance

Relative performance metric

☐    Desire to see a relative performance metric (Company performance compared to Peer Group performance) as part of the LTIP. Prefer a metric that also directly measures progress being made on the Company’s strategic growth initiatives

✓    Addition of relative adjusted ROIC as a performance metric for the Company’s LTIP, starting with the fiscal 2018 PRSU awards. Adjusted ROIC directly measures progress being made on the Company’s strategic growth initiatives

It is important to note that we did not receive any feedback from shareholders expressing any other concerns or asking that we consider making any other changes to our executive compensation plan design or practices, other than one large shareholder asking us to consider adding annual TRSU grants for our CEO to encourage retention.

Fiscal 2016 Special Award to CEO

Throughout the course of our recent shareholder engagement effort, it became clear that those shareholders who voted against our 2017 Say-on-Pay proposal did so because of the special achievement award provided to our CEO in fiscal 2016. This award was provided to Ms. Elfers in recognition of her exceptional achievements in driving shareholder value—notably, the critical leadership role she played in the Company’s achievement of industry-leading, record-breaking financial and operational performance in an extremely difficult retail environment, and for the significant progress made on our strategic growth initiatives, which she developed. The fiscal 2016 special award was $8 million—comprised of a $4 million cash bonus awarded for fiscal 2016 and, on the date that our CEO historically has received her annual equity award, an award of $4 million of time-based RSUs vesting one-third annually over three years. Because of reporting rules, the equity component of the fiscal 2016 award is reflected in the Summary Compensation Table for fiscal 2017 on page 38 even though this component of the award was granted as part of fiscal 2016 compensation and was previously disclosed in last year’s proxy statement.

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The Board and Compensation Committee understand that shareholders have concerns with one-off awards and have no intention of annualizing any special award practice. No special bonus was awarded for FY 2017 despite another year of industry leading performance.

Core Compensation Structure for Our CEO in Fiscal 2017

The following table outlines the structure for the core compensation program for our CEO in fiscal 2017 (excluding the fiscal 2016 special award), with significant emphasis on performance-based compensation. This core program was also in place in fiscal 2014-2016.

Pay Element	Component	Performance Element	Link to Strategic Growth Initiative

Base Salary and Other (11%)	Cash	• Reviewed periodically in light of market practices, performance factors, and advice from our independent compensation consultants (no increase for FY 2017)	• Reflects job responsibilities, skills and experience and provides a reasonable, competitive level of fixed compensation given successful execution against strategy

Annual Performance Bonus (30%)	Cash	• Adjusted operating income	• Rewards achievement of annual financial performance goals • Adjusted operating income measures progress on our strategic growth initiatives by measuring operating performance

Long-Term Performance- Based Equity (59%)	Performance- Based Restricted Stock Units	• Adjusted EPS (50%) • Adjusted ROIC (25%)* • Adjusted Operating Margin Expansion (25%)* * Added in fiscal 2016 in response to shareholder feedback

•  Rewards achievement of performance and strategic goals and aligns management and shareholder interests

•  Adjusted EPS measures progress on strategic growth initiatives by measuring profitability

•  Adjusted ROIC measures the success of strategic growth initiatives, including the investments in the business transformation through technology initiative

•  Adjusted operating margin expansion measures progress toward our 12% adjusted operating margin goal

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Compensation Pay Mix for CEO and NEOs in Fiscal 2017

Fiscal 2017 Total Compensation Mix (at Target)

[1]	As discussed above under “Fiscal 2016 Special Award to CEO,” a special award was made to our CEO as part of fiscal 2016 compensation. Because of reporting rules, the equity component of the fiscal 2016 award is reflected in the Summary Compensation Table for fiscal 2017 on page 38 even though this component of the award was granted as part of fiscal 2016 compensation and was previously disclosed in last year’s proxy statement.

Executive Compensation Best Practices

✓	Significant performance based compensation for our CEO and other NEOs
✓	Added value driving performance metrics to the LTIP that measure progress on our strategic growth initiatives
✓	Added a relative performance metric to the LTIP (measuring Company performance relative to Peer Group performance)
✓	Eliminated single trigger equity vesting upon a change in control
✓	Eliminated all tax gross-ups (excluding those in connection with standard relocation expenses)
✓	Enhanced stock ownership guidelines and holding requirements for our CEO and other senior executives
✓	Annual benchmarking of independent director compensation by an independent compensation consultant
✓	Annual compensation risk assessment by an independent compensation consultant and management
✓	Annual peer group review by an independent compensation consultant
✓	Adopted an incentive compensation clawback policy
✓	Prohibited hedging activities in Company stock
✓	Bonus and performance share caps

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FISCAL 2017 PERFORMANCE HIGHLIGHTS

Fiscal 2017 was another outstanding year for our Company.

•	Created Significant Shareholder Value. We are an industry leader in terms of creation of shareholder value. During fiscal 2017, we outperformed the major U.S. stock indices, our stock price increased 53.6%, and our one year total shareholder return (“TSR”) was in the 94th percentile of our Peer Group and our three year TSR and five year TSR were in the 100th percentile of our Peer Group.

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•	Significant Stock Repurchases and Dividends. In fiscal 2017, we repurchased stock and paid dividends totaling $146.7 million, or almost 70% of our cash from operations.

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•	Delivered Outstanding Performance Across Key Value Drivers. We delivered outstanding financial results in fiscal 2017.

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•	Continued to Make Significant Progress on Strategic Growth Initiatives. In fiscal 2017, we continued to make significant progress on our four key strategic growth initiatives developed by our CEO, and continued to make significant investments in our business.

Product Focus

•  Product is our number one priority, our strong design, sourcing and merchandising teams consistently deliver product that meets or exceeds our customers’ expectations

•  Completed more frequent deliveries of updated, trend-right fashion

•  Increased penetration of wear-now, seasonally appropriate apparel, footwear and accessories

Business Transformation Through Technology

•  Successfully rolled out an important omni-channel initiative to all U.S. stores: buy online, pick-up in store (BOPIS), which will further our goal of one-to-one personalization

•  Launched additional omni-channel initiatives, including:

o  Ship from Store to improve delivery times to customers

o  Connected Store initiative to enable and scale our personalization strategy, including by installing wireless networks which provides customer access to the internet in store and by deploying mobile points of sale in our entire U.S. fleet

  Sets the stage for Save the Sale functionality

•  New inventory management systems continue to drive gross margin expansion, as evidenced by 12 consecutive quarters of increases in merchandise margin

•  Improved our assortment planning and replenishment tool in combination with increased store “tiering”, resulting in increased sales and gross margin expansion

Global Growth Through Channel Expansion

•  Continued to leverage digital channels to enhance brand recognition globally and drive e-commerce sales domestically and internationally:

o  In fiscal 2017, our e-commerce sales constituted approximately 22.7% of our total sales

•  Continued to expand international operations:

o  Opened 40 new points of international distribution (stores, shop-in-shops and e-commerce sites)

o  At fiscal year-end, had 190 points of distribution in 19 countries operated by seven franchise partners

•  Strengthened our relationship with Amazon through the significant expansion of a merchandise replenishment program, reaching over 5,000 SKUs in the program

Optimization of Our Store Fleet

•  Continued to execute planned closures of underperforming stores (target of closing a total of 300 stores in fiscal 2013-2020):

o  27 stores were closed in fiscal 2017

o  169 stores were closed in fiscal 2013-2017

•  Store fleet optimization initiative has resulted in improved comparable retail store sales and improved profitability in our digital business and remaining stores given positive sales transfer rates

•  The combination of 73% of our store fleet having a lease action over the next three years, an average remaining lease term of less than 2.5 years, and our ability to renegotiate occupancy costs in the current tenant friendly lease environment, has provided an opportunity to continue to optimize our store fleet portfolio and improve total enterprise profitability

•  Store closings by Gymboree have given us flexibility to reassess the profitability of certain of our stores

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ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program consists of four basic elements:

Base salary

Annual performance-based cash bonus opportunity

Long-term equity awards (time and performance-based)

Employee benefits and perquisites

Base Salary

Purpose. The Compensation Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

The base salaries of our NEOs are, on average, at approximately the median of our Peer Group. We believe that setting salaries in the median range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set below the median.

For fiscal 2017, the average annual salaries of our NEOs (other than our CEO, who did not receive a salary increase for fiscal 2017) increased by approximately 3% in keeping with market trends surveyed by our Compensation Committee’s independent compensation consultant.

Annual Performance-Based Cash Bonuses

Purpose. Our annual bonus plan rewards performance over a one-year period against a financial performance measure pre-established by the Compensation Committee. As in the past, this measure for fiscal 2017 was adjusted operating income. The Compensation Committee believes that, as a measure of operating performance, adjusted operating income measures progress on our strategic growth initiatives and is an important driver of shareholder value. Accordingly, the Compensation Committee believes that adjusted operating income is an appropriate performance measure for our annual bonus plan.

Terms of Annual Bonus Plan. In fiscal 2017, our executives, including the NEOs, were each assigned a bonus target opportunity by the Compensation Committee expressed as a percentage of base salary (for our senior management, ranging from 50% of base salary to 100% of base salary, and 160% of base salary in the case of our CEO). For fiscal 2017, these formula-driven cash payouts could have ranged from zero, if performance fell below an adjusted operating income threshold, to 100% of bonus opportunity if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity if performance exceeded target. Based on market trends surveyed by our Compensation Committee’s independent compensation consultant and reviewed with the Compensation Committee, we believe that our management’s bonus opportunities in fiscal 2017 as a percentage of base salaries were generally in-line with those of our Peer Group and our industry. Our annual bonus plan provides the Compensation Committee with “negative discretion”, that is, the authority to reduce the amount of bonus paid to a participant or to some or all participants if the Compensation Committee determines in its sole discretion that such reduction is appropriate.

Long-Term Incentives—Equity Awards

Purpose. The Compensation Committee uses performance-based equity as a reward for the contribution of our management to our performance, including the achievement of our strategic goals, and to align the interests of our management with those of our shareholders. The purpose of time-based equity is to provide for motivation and reward.

Types of Awards. During fiscal 2017, we granted time-based and performance-based awards to eligible associates under our long-term incentive plan (LTIP). As with other elements of our

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executive compensation, based on data surveyed by our independent compensation consultant and reviewed with the Compensation Committee, we believe that our management’s equity awards in fiscal 2017 were generally in-line with those of our Peer Group and our industry. These awards consisted of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”). Our Compensation Committee determines whether the TRSUs and/or PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of delivery, or part in shares of Common Stock and part in cash. All awards under our LTIP have been settled in shares of Common Stock to date. We typically award equity once a year in the first or second quarter of our fiscal year, although we also award equity as part of certain new-hire awards and in connection with promotions. At February 3, 2018 (the end of fiscal 2017), there were 852,245 shares of Common Stock available for grant under our 2011 Equity Plan.

Time-Based Stock Awards. TRSUs awarded to management are generally subject to annual vesting, in three equal annual instalments, beginning on the first anniversary of the date of the award. The recipient must be employed by the Company on the applicable vesting dates in order to receive the vesting shares. The three-year vesting period underscores the long-term focus of this award program. During fiscal 2017, TRSU awards were made to our NEOs as part of our annual long-term incentive award grants to eligible employees.

Mindful to avoid “pay for failure”, the Compensation Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

Performance-Based Stock Awards. Our PRSUs tie payouts directly to performance over a 3-year period based on pre-established performance metrics which the Compensation Committee believes measure the progress made on our strategic growth initiatives and drive total shareholder return (TSR).

The design of the PRSUs awarded in fiscal 2017 is summarized below:

Performance metrics consist of: (i) adjusted EPS (50%); (ii) adjusted operating margin expansion (25%); and (iii) adjusted return on invested capital (ROIC) (25%), which performance metrics are different from the performance metric for our annual bonus plan.

Performance is measured over a 3-year period, with cliff vesting at the end of the 3-year period.

Performance Metrics. The adjusted EPS measure was selected to create a strong focus on our overall profit goal and the underlying drivers of revenue growth, cost control, cash flow, and ultimately TSR.

Adjusted operating margin expansion and adjusted ROIC were added by the Compensation Committee to our PRSUs in fiscal 2016 based on feedback from our shareholders. These metrics are particularly well-suited to directly measure the progress we are making on our strategic growth initiatives, are measures that management can more directly control, and are key valuation drivers in the specialty retail industry. The intent of these metrics is to measure, and reward our NEOs for, the progress made on our strategic growth initiatives that strengthen the Company’s competitive position and drive TSR.

•	Stock Repurchases. In setting adjusted performance targets, it is important to note that the Compensation Committee takes into account our planned stock repurchases, including the accelerated stock repurchase program (ASR) announced in March 2018, in setting the applicable performance metrics for the performance period.

In response to feedback we received from several of our shareholders, as previously disclosed, we eliminated the relative TSR modifier as a component of our LTIP performance metrics in fiscal 2016. A number of our shareholders told us that they were not in favor of relative TSR as a performance metric despite its use by a number of companies. Drawbacks with the use of relative TSR cited by these shareholders included: (i) results can be influenced by short-lived price swings; (ii) point to point stock price measurements ignore stock price movements experienced by shareholders during a measurement period; (iii) the achievement of a relatively higher (or lower) level of TSR in any one performance period can be influenced by a company’s starting stock price

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relative to the starting stock prices in a company’s peer group (i.e., at or near a high or at or near a low); and (iv) a company’s comparator peer group of companies often changes due to changes in market capitalization, acquisitions and going private transactions.

New Relative Metric Added. In response to shareholder feedback in 2017, starting in fiscal 2018, the Compensation Committee made a change to PRSUs awarded under our LTIP to add a new relative performance metric (adjusted ROIC) measured against our Peer Group.

In choosing adjusted ROIC as the relative performance metric, the Compensation Committee noted that during our outreach activities in fiscal 2016 and 2017, a number of our shareholders called-out ROIC as a preferred performance metric. The Compensation Committee also recognized that adjusted ROIC is particularly well-suited to directly measure the progress we are making on our strategic growth initiatives.

Incentive Compensation Goals and Payments in Fiscal 2017

Annual Bonus. Set forth below are the adjusted operating income goals set by our Compensation Committee for our fiscal 2017 bonus plan.

Performance Measure	Threshold (0%)	Target (100%)	Maximum (200%)
Adjusted Operating Income Goals[1] for Fiscal 2017 (millions)	$152.1	$163.6	$175.0
Increase Over Fiscal 2016 Actual Adjusted Operating Income ($151.7 million)	<1%	7.8%	15.4%

[1]	During fiscal 2017, the Company recorded net charges of approximately $58.8 million for unusual or non-recurring items, including expenses related to the newly enacted federal tax legislation, provision for a legal settlement, asset impairment charges and restructuring costs, partially offset by income associated with the release of reserves for prior year uncertain tax positions. These expenses and income were disclosed in the Company’s press release which announced its fiscal 2017 results and in a Current Report on Form 8-K filed with the Securities and Exchange Commission in which that press release was included as an exhibit. A reconciliation of adjusted (non-GAAP) operating income to GAAP operating income was provided in such press release.

The $152.1 million threshold goal for fiscal 2017 is greater than actual adjusted operating income for fiscal 2016, 39.7% greater than the threshold amount for fiscal 2016 and 25.7% greater than the target amount for fiscal 2016.

The Company’s adjusted operating income for fiscal 2017 was approximately $178.9 million. Incentive cash bonuses for fiscal 2017 were paid to our NEO’s as set forth below:

Name	Title	Bonus Paid
Jane Elfers	President & Chief Executive Officer	$3,520,000

Michael Scarpa	Chief Operating Officer	$1,240,000

Pamela Wallack	President, Global Product	$800,000

Anurup Pruthi	Chief Financial Officer	$513,000

Bradley Cost	Senior Vice President, General Counsel	$437,500
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LTIP Vested in Fiscal 2017. The design for the LTIP performance-based award that vested in fiscal 2017 is summarized below:

•	Performance metrics consisted of adjusted EPS and a TSR modifier (as discussed above, this is the last PRSU award containing the TSR multiplier).

•	Performance was measured over a three-year period, with cliff vesting of earned shares following the end of the period.

•	The three-year adjusted EPS target is first compared to actual adjusted EPS for the three-year performance period. Then, our three-year TSR relative to the three-year TSRs of our Peer Group was used to modify, up, down or not at all, the number of PRSUs earned by participants.

Set forth below are the three-year cumulative adjusted earnings per share goals which were applicable to PRSUs that vested in fiscal 2017. These PRSUs vested in fiscal 2017 (following the end of the three-fiscal year performance period of 2014-2016) based upon (i) the Company’s achievement of $16.01 of cumulative adjusted earnings per share for fiscal 2014-2016 (which, in accordance with the performance metrics and terms established by the Compensation Committee, resulted in a payout of 200% for the PRSUs) and (ii) the Company’s TSR ranking as first among Company’s Peer Group of companies for the 3-fiscal year period of 2014-2016 (which, in accordance with the performance metrics and terms established by the Compensation Committee, resulted in a 150% upward adjustment in the payout for the PRSUs).

This PRSU award was held by Company executives, including NEO’s who were with the Company when the PRSUs were awarded in fiscal 2014, other than our CEO who did not receive this PRSU award. The threshold, target and maximum performance goals for this PRSU award are set forth below:

	Threshold	Target	Maximum
Performance Measure	(0%)	(100%)	(200%)
Cumulative Adjusted Earnings Per Share[1]	$9.39 per share (or less)	$10.67 per share	$11.95 per share (or greater)

[1]	During fiscal 2014-2016, the Company recorded charges of approximately $27.3 million for unusual or non-recurring items, including expenses related to a proxy contest, restructuring costs, settlement of a wage and hour class action lawsuit, store disposition costs, a sales tax audit and foreign exchange penalties, partially offset by income associated with the release of reserves for prior year uncertain tax positions and a legal settlement. All of these expenses were disclosed in the Company’s press releases which announced its fiscal 2014-2016 results and in the Current Reports on Form 8-K filed with the Securities and Exchange Commission in which these press releases were included as exhibits. A reconciliation of adjusted (non-GAAP) operating income to GAAP operating income was provided in such press releases.

The Company does not disclose performance goals for PRSUs for which the three-year performance period is not complete because to do so would disclose material non-public and competitively sensitive information concerning the Company’s anticipated results.

Employee Benefits and Perquisites

The Company provides its management (including the NEOs) with the same employee benefits other employees receive, including health insurance coverage. In addition, Company management also receives an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase group long-term disability coverage and supplemental disability coverage, and certain modest perquisites. In the case of our CEO, perquisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the Compensation Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the NEOs—we do not provide tax gross-ups

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to our executives, including the NEOs (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. Subject to their terms, these guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of our executives (other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement, which is described below.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to evaluate operating performance, including to measure performance for purposes of the Company’s annual bonus plan and LTIP. The Company’s quarterly financial results are reported on a GAAP and on an as adjusted, non-GAAP basis in quarterly press releases and related Current Reports on Form 8-K filed with the Securities and Exchange Commission. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes the non-recurring and unusual items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business. A reconciliation of non-GAAP to GAAP financial information is provided in all press releases and Form 8-Ks which include non-GAAP measures.

COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation of all NEOs, our Compensation Committee takes into account multiple objective and position-specific factors, including:

•	the nature and scope of each executive’s responsibilities;

•	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;

•	comparative compensation data for executives in similar positions at companies participating in retail surveys conducted by independent consulting firms, as described below, and of companies in our Peer Group;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	other factors the Committee deems relevant.

The Compensation Committee reviews total compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to industry-wide retail surveys prepared by independent third party consulting firms to understand where the compensation our Compensation Committee sets falls relative to the market practice. The Compensation Committee utilizes this data as a reference point in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The Compensation Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail surveys and our Peer Group. We do not use this data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

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Peer Group

In setting the level of executive compensation, our Compensation Committee annually reviews with its independent compensation consultant compensation levels of management at companies in our Peer Group and industry-wide retail surveys with a view to monitoring the level of compensation of our management team, including our NEOs, compared to that of our Peer Group and our industry. The Company uses comparative executive compensation data from a group of other specialty retail companies within a range of approximately 0.5x to 2.0x of our annual revenue. These companies are used as a point of reference in designing our compensation programs and in setting compensation levels. This group of companies is referred to herein as our “Peer Group.” We do not use this data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

The Compensation Committee regularly reviews the members of our Peer Group with the assistance of its independent compensation consultant. The Compensation Committee approved the following 16 companies as the members of our Peer Group for fiscal 2017 (no change from fiscal 2016 other than the removal of Kate Spade & Company given its acquisition by Coach, Inc. (now known as Tapestry, Inc.)):

Abercrombie & Fitch	Express
American Eagle Outfitters	Finish Line
Ascena Retail Group	G-III Apparel Group
Buckle	Guess?
Caleres	Genesco
Carter’s	Stage Stores
Chico’s FAS	Tailored Brands
DSW	Zumiez

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior management team and the Board are properly aligned with those of our shareholders, on the recommendation of the Compensation Committee, the Board has adopted stock ownership guidelines for our independent directors and senior management team, which includes our NEOs. Our Compensation Committee reviews the equity ownership of our NEOs, other members of senior management and our independent directors, in each case, on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, the ownership multiples are as follows:

Individual	Multiple
Chief Executive Officer	5x Base Salary
COO, CFO and Senior Vice Presidents (and above)	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Our stock ownership guidelines contain stock holding requirements for members of our senior management, including our NEOs. Members of senior management are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies the ownership guidelines.

During fiscal 2017, each of our executives and independent directors was in compliance with his or her applicable stock ownership guideline and holding requirement.

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Prohibition on Hedging/Pledging

Hedging and pledging of our Common Stock is prohibited under the Company’s policies to ensure that the interests of management are aligned with those of our shareholders. During fiscal 2017, no member of management and no member of our Board hedged or pledged any shares of Company stock.

Taxation

Consistent with Federal tax law in effect prior to the enactment in December 2017 of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), we endeavored to pay compensation to the NEOs that is tax deductible to the Company under Section 162(m) of the Code. The Company believes that all incentive plan compensation paid to NEOs in fiscal 2017 qualifies as performance-based compensation under Section 162(m) and, subject to later determinations and interpretations in the area, that all outstanding performance-based equity awards granted to NEOs prior to November 2, 2017 will qualify as performance-based compensation under Section 162(m) (i.e., are “grandfathered” under the Tax Act). The Company is continuing to review the effects of the Tax Act on compensation paid to its NEOs, including the non-deductibility of performance-based compensation awarded to NEOs (unless grandfathered as aforesaid) for tax purposes after fiscal 2017.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The Compensation Committee also takes into account the potential implications of Sections 280G and 4999 of the Code in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, the Company may not be able to deduct such payments pursuant to Section 280G and the recipient of such payments may be subject to the excise tax under Section 4999.

No “golden parachute” tax gross-ups. The Company does not provide tax gross-ups for any “golden parachute” excise tax payable by the recipient under Section 4999 of the Code. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, the NEOs and other executives party to the Company’s change in control severance agreements (and Ms. Elfers pursuant to her employment agreement) will receive the greater of (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Section 4999 of the Code or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2017 and in this Proxy Statement.

The foregoing Compensation Committee report has been submitted by the members of the Compensation Committee: Joseph Gromek (Chair), Norman Matthews and Robert L. Mettler.

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Summary Compensation Table

The following table shows the compensation of the Company’s President and Chief Executive Officer (our principal executive officer), the Company’s Chief Financial Officer (our principal financial officer), and the three other most highly compensated executives designated by the Board as “executive officers” of the Company (collectively, the “NEOs”) for fiscal 2017, 2016 and 2015.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total

Jane Elfers	2017	$1,142,308	$–		$10,963,597	(4)	$3,520,000	$131,262	(5)	$15,757,167
President and Chief	2016	1,100,000	4,000,000	(4)	7,603,424		2,860,000	127,746	(6)	15,691,170
Executive Officer	2015	1,100,000	–		6,726,551		1,848,000	126,583	(7)	9,801,134

Michael Scarpa	2017	$804,808	–		$3,500,352		$1,240,000	$11,307	(8)	$5,556,467
Chief Operating Officer	2016	775,000	–		2,600,234		1,550,000	11,268	(9)	4,936,502
	2015	775,000	–		1,930,169		1,085,000	10,620	(10)	3,800,789

Pamela Wallack	2017	$553,846	–		$3,500,381		$800,000	$358	(12)	$4,854,585
President, Global Product(11)

Anurup Pruthi	2017	$586,539	–		$1,000,168		$513,000	$20,483	(13)	$2,120,190
Chief Financial Officer	2016	540,557	–		1,000,002		660,000	10,306	(14)	2,210,865
	2015	510,962	–		885,284		432,600	113,795	(15)	1,942,641

Bradley Cost	2017	$513,846	–		$1,000,168		$437,500	$11,908	(16)	$1,963,422
Senior Vice President, General Counsel	2016	475,423			750,073		480,000	9,592	(17)	1,715,088
	2015	459,500			643,486		500,000	9,402	(18)	1,602,986

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2017 was a 53-week fiscal year. Fiscal 2015 and 2016 were 52-week fiscal years.

(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2017, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $13,927,134, $3,500,352, $3,828,901, $1,000,168 and $1,000,168 for Ms. Elfers, Mr. Scarpa, Ms. Wallack, Mr. Pruthi and Mr. Cost, respectively. For fiscal 2016, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $15,206,848, $2,600,234, $1,000,002 and $750,073 for Ms. Elfers, Mr. Scarpa, Mr. Pruthi and Mr. Cost, respectively. For fiscal 2015, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $20,179,653, $3,090,472, $1,935,718 and $1,030,311 for Ms. Elfers, Mr. Scarpa, Mr. Pruthi and Mr. Cost, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 3—Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2017 fiscal year and the Grants of Plan-Based Awards Table below.

(3)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the management incentive plan approved by the Compensation Committee at the beginning of each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.
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(4)	At the end of fiscal 2016, the Compensation Committee and the Board assessed Ms. Elfers’ role in achieving the Company’s outstanding financial and operating results. The discussion focused on Ms. Elfers’ leadership in developing our strategic growth initiatives and in effecting the successful transformation of the Company. The Compensation Committee and the Board recognized that, under Ms. Elfers’ strong strategic leadership, the Company has been a leading performer in the retail industry and has transformed into a leading global omni-channel children’s apparel brand. Following this assessment, the Compensation Committee, in consultation with its independent compensation consultant, recommended to the Board, that, based on the outstanding results achieved, the magnitude of the progress made, and the additional responsibility for merchandising and e-commerce that Ms. Elfers assumed in fiscal 2016, (i) Ms. Elfers be paid a one-time special cash bonus of $4,000,000 for fiscal 2016 and (ii) on the date on which our CEO historically has received her annual equity award, Ms. Elfers be awarded time-based restricted stock units (TRSUs) having a grant date value of $4,000,000, which TRSUs will vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates. Because of reporting rules, the equity component of the fiscal 2016 award is reflected above in the Summary Compensation Table for fiscal 2017 even though this component of the award was granted as part of fiscal 2016 compensation and was previously disclosed in last year’s proxy statement.

(5)	The amount shown consists of $68,422 for a driver, $16,931 for driver reimbursements, $27,679 for a leased vehicle, $732 for life insurance premiums, $10,179 for executive long term disability premiums and $7,319 for supplemental life insurance premiums.

(6)	The amount shown consists of $66,191 for a driver, $13,397 for driver reimbursements, $29,979 for a leased vehicle, $681 for life insurance premiums, $10,179 for executive long term disability premiums and $7,319 for supplemental life insurance premiums.

(7)	The amount shown consists of $61,488 for a driver, $16,400 for driver reimbursements, $28,075 for a leased vehicle, $3,230 for tax preparation services, $749 for life insurance premiums, $9,322 for executive long term disability premiums and $7,319 for supplemental life insurance premiums.

(8)	The amount shown consists of $567 for life insurance premiums and $10,740 for executive long term disability premiums.

(9)	The amount shown consists of $528 for life insurance premiums and $10,740 for executive long term disability premiums.

(10)	The amount shown consists of $528 for life insurance premiums and $10,092 for executive long term disability premiums.

(11)	Ms. Wallack commenced serving as our President, Global Product on May 22, 2017.

(12)	The amount shown consists of $358 for life insurance premiums.

(13)	The amount shown consists of $412 for life insurance premiums, $8,305 for executive long term disability premiums and $11,621 for a 401(k) plan matching contribution.

(14)	The amount shown consists of $375 for life insurance premiums, $8,450 for executive long term disability premiums and $1,481 for a 401(k) plan matching contribution.

(15)	The amount shown consists of $341 for life insurance premiums, $6,841 for executive long term disability premiums and $106,614 for relocation expenses and relocation tax gross-ups.

(16)	The amount shown consists of $360 for life insurance premiums and $11,548 for executive long term disability premiums.

(17)	The amount shown consists of $323 for life insurance premiums and $9,269 for executive long term disability premiums.

(18)	The amount shown consists of $313 for life insurance premiums and $9,089 for executive long term disability premiums.
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Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, equity incentive awards and other stock awards reflected in the Summary Compensation Table for fiscal 2017 and that were granted to the NEOs who received such awards during fiscal 2017.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards(2)

Jane Elfers			$0	$1,760,000	$3,520,000
President and	4/25/17	(3)				0	61,570	123,140		$6,963,567
Chief Executive Officer	2/7/17	(4)							41,047	4,000,030

Michael Scarpa			$0	$775,000	$1,550,000
Chief Operating Officer	5/5/17	(5)				0	14,832	29,664		$1,750,176
	5/5/17	(6)							14,832	1,750,176

Pamela Wallack			$0	$800,000	$1,600,000
President, Global
Product	5/30/17	(7)				0	16,426	32,852		$1,750,190
	5/30/17	(8)							16,426	1,750,190

Anurup Pruthi			$0	$342,000	$684,000
Chief Financial Officer	5/5/17	(9)				0	4,238	8,476		$500,084
	5/5/17	(10)							4,238	500,084

Bradley Cost			$0	$250,000	$500,000
Senior Vice President,	5/5/17	(11)				0	4,238	8,476		$500,084
General Counsel	5/5/17	(12)							4,238	500,084

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our management incentive plan approved by the Compensation Committee at the beginning of fiscal 2017.

(2)	Reflects the aggregate grant date fair value of the stock awards, computed in accordance with “Compensation—Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification based on the fair value of our Common Stock on the date of grant. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 3—Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2017 fiscal year.

(3)	Awarded pursuant to the terms of PRSUs granted on April 25, 2017 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Elfers based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in April 2020, provided Ms. Elfers is employed on February 1, 2020.

(4)	Awarded pursuant to the terms of TRSUs granted on February 7, 2017 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates. See footnote 4 to the Summary Compensation Table above.

(5)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Scarpa based upon the achievement of the performance targets for fiscal years
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2017-2019. Earned performance shares will vest in May 2020, provided Mr. Scarpa is employed on that date.

(6)	Awarded pursuant to the terms of TRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates.

(7)	Awarded pursuant to the terms of PRSUs granted on May 30, 2017 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Wallack based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Ms. Wallack is employed on that date.

(8)	Awarded pursuant to the terms of TRSUs granted on May 30, 2017 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Ms. Wallack is employed by the Company on the respective vesting dates.

(9)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Pruthi based upon the achievement of the performance targets of the fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Mr. Pruthi is employed on that date.

(10)	Awarded pursuant to the terms of TRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates.

(11)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Cost based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Mr. Cost is employed on that date.

(12)	Awarded pursuant to the terms of TRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates.
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Outstanding Equity Awards at Fiscal Year-End

The following table contains information about equity awards held by the NEOs as of February 3, 2018 (the end of our 2017 fiscal year).

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Jane Elfers	41,047	(2)	$5,976,443
President and Chief				101,334	(3)	$14,754,230
Executive Officer				96,185	(4)	14,004,536
				61,570	(5)	8,964,592

Michael Scarpa	4,473	(6)	$651,269
Chief Operating Officer	12,124	(7)	1,765,254
	14,832	(8)	2,159,539
				13,417	(9)	$1,953,515
				18,186	(10)	2,647,882
				14,832	(11)	2,195,539

Pamela Wallack	16,426	(12)	$2,391,626
President, Global Product
				16,426	(13)	$2,391,626

Anurup Pruthi	1,361	(14)	$198,162
Chief Financial Officer	4,663	(15)	678,933
	4,238	(16)	617,053
				5,000	(17)	$728,000
				4,081	(18)	594,194
				6,994	(19)	1,018,326
				4,238	(20)	617,053

Bradley Cost	1,491	(21)	$217,090
Senior Vice President,	3,498	(22)	509,309
General Counsel	4,238	(23)	617,053
				4,473	(24)	$651,269
				5,246	(25)	763,818
				4,238	(26)	617,053

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Calculated based on $145.60 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on February 2, 2018.

(2)	Represents unvested TRSUs representing 41,047 shares of Common Stock awarded to Ms. Elfers on February 7, 2017. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Equity Plan. 13,682 of the shares reflected in the table vested on February 7, 2018.

(3)	Awarded pursuant to the terms of PRSUs granted on April 28, 2015 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2015-2017. Earned performance shares will vest in April 2018, provided Ms. Elfers is employed on February 3, 2018, subject to the terms and conditions of the 2011 Equity Plan.
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(4)	Awarded pursuant to the terms of PRSUs granted on April 26, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Ms. Elfers is employed on February 2, 2019, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Awarded pursuant to the terms of PRSUs granted on April 25, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in April 2020, provided Ms. Elfers is employed on February 1, 2020, subject to the terms and conditions of the 2011 Equity Plan.

(6)	Represents unvested TRSUs initially representing 13,417 shares of Common Stock awarded to Mr. Scarpa on May 6, 2015. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 6, 2018.

(7)	Represents unvested TRSUs initially representing 18,186 shares of Common Stock awarded to Mr. Scarpa on May 5, 2016. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 6,062 of the shares reflected in the table will vest on May 5, 2018.

(8)	Represents unvested TRSUs representing 14,832 shares of Common Stock awarded to Mr. Scarpa on May 5, 2017. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 4,944 of the shares reflected in the table will vest on May 5, 2018.

(9)	Awarded pursuant to the terms of PRSUs granted on May 6, 2015 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2015-2017. Earned performance shares will vest in April 2018, provided Mr. Scarpa is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(10)	Awarded pursuant to the terms of PRSUs granted on May 5, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Mr. Scarpa is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(11)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Mr. Scarpa is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(12)	Represents unvested TRSUs representing 16,426 shares of Common Stock awarded to Ms. Wallack on May 30, 2017. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Ms. Wallack is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Equity Plan. 5,475 of the shares reflected in the table will vest on May 30, 2018.

(13)	Awarded pursuant to the terms of PRSUs granted on May 30, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Wallack at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Ms. Wallack is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(14)	Represents unvested TRSUs initially representing 4,081 shares of Common Stock awarded to Mr. Pruthi on August 7, 2015. Of the shares awarded, one-third vest on each of the first,
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second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(15)	Represents unvested TRSUs initially representing 6,994 shares of Common Stock awarded to Mr. Pruthi on May 5, 2016. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,331 of the shares reflected in the table will vest on May 5, 2018.

(16)	Represents unvested TRSUs representing 4,238 shares of Common Stock awarded to Mr. Pruthi on May 5, 2017. Of the shares awarded, one-third vests on each of the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,412 of the shares reflected in the table will vest on May 5, 2018.

(17)	Awarded pursuant to the terms of PRSUs granted on January 5, 2015 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Pruthi at target based upon the achievement of the performance targets for fiscal years 2015-2017. Earned performance shares will vest in April 2018, provided Mr. Pruthi is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(18)	Awarded pursuant to the terms of PRSUs granted on August 7, 2015 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Pruthi at target based upon the achievement of the performance targets for fiscal years 2015-2017. Earned performance shares will vest in April 2018, provided Mr. Pruthi is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(19)	Awarded pursuant to the terms of PRSUs granted on May 5, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Pruthi at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Mr. Pruthi is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(20)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Pruthi at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Mr. Pruthi is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(21)	Represents unvested TRSUs initially representing 4,473 shares of Common Stock awarded to Mr. Cost on May 6, 2015. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 6, 2018.

(22)	Represents unvested TRSUs initially representing 5,246 shares of Common Stock awarded to Mr. Cost on May 5, 2016. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,748 of the shares reflected in the table will vest on May 5, 2018.

(23)	Represents unvested TRSUs representing 4,238 shares of Common Stock awarded to Mr. Cost on May 5, 2017. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,412 of the shares reflected in the table will vest on May 5, 2018.

(24)	Awarded pursuant to the terms of PRSUs granted on May 6, 2015 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Cost at target based upon the achievement of the performance targets for fiscal
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years 2015-2017. Earned performance shares will vest in April 2018, provided Mr. Cost is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(25)	Awarded pursuant to the terms of PRSUs granted on May 5, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Cost at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Mr. Cost is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(26)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Cost at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in May 2020, provided Mr. Cost is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.
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Stock Vested

The following table contains information about the number of shares acquired and value realized during fiscal 2017 upon the vesting of equity awards previously granted to each of the NEOs who vested in equity awards during fiscal 2017.

	Stock Awards
Name*	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Jane Elfers	0		$0
President and Chief
Executive Officer

Michael Scarpa	75,000	(2)	$8,850,000
Chief Operating Officer	8,334	(3)	983,412
	4,472	(4)	527,696
	6,062	(5)	715,316

Pamela Wallack	0		$0
President, Global Product

Anurup Pruthi	1,666	(6)	$173,597
Chief Financial Officer	1,360	(7)	155,652
	2,331	(8)	275,058

Bradley Cost	22,500	(9)	$2,655,000
Senior Vice President, General Counsel	2,500	(10)	295,000
	1,491	(11)	175,938
	1,748	(12)	206,264

*	No NEOs held options to acquire Common Stock during fiscal 2017.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date of each award.

(2)	Represents the vesting of shares of Common Stock granted to Mr. Scarpa pursuant to PRSUs awarded on May 5, 2014.

(3)	Represents the final partial vesting of 25,000 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on May 5, 2014, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

(4)	Represents the second partial vesting of 13,417 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on May 6, 2015, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Scarpa on the third anniversary of the date of grant, provided Mr. Scarpa is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Represents the first partial vesting of 18,186 shares of Common Stock granted to Mr. Scarpa pursuant to TRSUs awarded on May 5, 2016, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Scarpa on each of the second and third anniversaries of the date of grant, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(6)	Represents the second partial vesting of 5,000 shares of Common Stock granted to Mr. Pruthi pursuant to TRSUs awarded on January 5, 2015, one-third of which vested and was delivered
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on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Pruthi on the third anniversary of the date of grant, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(7)	Represents the second partial vesting of 4,081 shares of Common Stock granted to Mr. Pruthi pursuant to TRSUs awarded on August 7, 2015, one-third of which vested and was delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Pruthi on the third anniversary of the date of grant, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(8)	Represents the first partial vesting of 6,994 shares of Common Stock granted to Mr. Pruthi pursuant to TRSUs awarded on May 5, 2016, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Pruthi on each of the second and third anniversaries of the date of grant, provided Mr. Pruthi is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(9)	Represents the vesting of shares of Common Stock granted to Mr. Cost pursuant to PRSUs awarded on May 5, 2014.

(10)	Represents the final partial vesting of 7,500 shares of Common Stock granted to Mr. Cost pursuant to TRSUs awarded on May 5, 2014, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

(11)	Represents the second partial vesting of 4,473 shares of Common Stock granted to Mr. Cost pursuant to TRSUs awarded on May 6, 2015, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Cost on the third anniversary of the date of grant, provided Mr. Cost is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(12)	Represents the first partial vesting of 5,246 shares of Common Stock granted to Mr. Cost pursuant to TRSUs awarded on May 5, 2016, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Cost on each of the second and third anniversaries of the date of grant, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

Deferred Compensation Plan

Eligible employees, including our NEOs, and our directors may elect annually to defer a portion of their salary, cash bonus, director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the Compensation Committee. Directors may elect to invest cash fees in Company stock. All stock awards are distributed in the form of shares of Company stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant who is an employee of the Company separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company equal to 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the

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participant. If the participant in question has attained a combination of age and years of service to the Company equal to 55 and has previously elected to do so on a timely basis, then the participant may receive the amounts in substantially equal annual installments over a period of up to fifteen years. If the participant is a director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to fifteen years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the Compensation Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

The following table summarizes the compensation paid/awarded to Ms. Elfers in respect of fiscal 2017. The employment agreement requires Ms. Elfers’ continued employment for the payment of compensation and vesting of equity, and bases the performance-based annual cash bonuses and performance-based stock awards on pre-set financial criteria to be established by our Compensation Committee.

Item of Compensation For Fiscal 2017	Amount	Vesting Date for Equity Award
Base Salary	$1,100,000
Performance-Based Cash Bonus	$3,520,000(1)
TRSUs granted on February 7, 2017	41,047 shares awarded ($4,000,000 grant date value)(2)	Shares vest one-third (1/3) on each anniversary of the date of grant
PRSUs granted on April 25, 2017 with a three-year performance period	61,570 shares awarded ($6,000,000 award determination date value)	Earned shares, if any, will vest in April 2020 following a determination by the Compensation Committee of the achievement of performance targets, provided Ms. Elfers is employed on February 1, 2020

(1)	Ms. Elfers is eligible to receive an annual performance-based cash bonus award pursuant to the Company’s annual bonus plan. The threshold, target and maximum amounts of each annual bonus are equal to 0%, 160% and 320%, respectively, of Ms. Elfers’ base salary. The actual annual bonus is paid based upon the achievement of a performance measure established by the Compensation Committee. As a result of the Company’s actual adjusted operating income performance in fiscal 2017 (approximately $178.9 million), Ms. Elfers received her performance-based cash bonus in respect of fiscal 2017 at 200% of target.

(2)	Part of a fiscal 2016 special award made to Ms. Elfers. Because of reporting rules, this component of the fiscal 2016 award is reflected in the Summary Compensation Table on page 38 and in this table for fiscal 2017 even though this component of the award was granted as part of fiscal 2016 compensation and was previously disclosed in last year’s proxy statement.
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Set forth below is a summary of certain other terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board of Directors pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Executive and Director Compensation—Compensation Discussion & Analysis—Elements of Compensation Program—Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company from time to time (other than any severance plan or program).

Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause (other than in the case of disability), by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive: (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination; (ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination; (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the “severance payments”) over a period of 24 months following the date of termination (the “severance period”); (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates; and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause (other than in the case of disability), by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the largest portion of the payments and benefits, up to

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and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to nondisclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims that may arise in connection with Ms. Elfers’ service as President and Chief Executive Officer or as a director of the Company.

Other Arrangements

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters which establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, and paid time off and other benefits. The compensation and benefits paid and provided to the applicable NEOs described in this Proxy Statement are as set forth in the applicable offer letter.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment without cause or for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Ms. Wallack and Messrs. Scarpa, Pruthi and Cost (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which they are provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Ms. Wallack and Messrs. Scarpa, Pruthi and Cost will receive severance benefits upon a termination of his or her employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

The change in control severance agreement is for two years and then automatically renews for one year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, Ms. Wallack and Messrs. Scarpa, Pruthi and Cost are to receive a lump sum severance payment equal to the sum of their respective base salaries and the average of their respective actual bonuses payable for each of the previous three years, multiplied by, in the case of Mr. Scarpa, 2, and in the case of Ms. Wallack and Messrs. Pruthi and Cost, 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits,

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up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors, (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction, (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors, or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the original directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the original directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Ms. Wallack and Messrs. Scarpa, Pruthi and Cost, upon a termination of employment (other than in connection with a change in control) of any of these NEOs by the Company without cause, the affected NEO(s) will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 18 months, in the case of Ms. Wallack and Mr. Scarpa, or 12 months, in the case of Messrs. Pruthi and Cost, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

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Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of the NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2017 (February 3, 2018). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

Name and Principal Position	Termination Reason	Severance ($)		FY 2017 Bonus ($)	Payment of Time-Based RSUs ($)(a)	Payment of Performance Shares ($)(a)		Health & Welfare Benefits ($)	Total ($)

Jane Elfers	By Company without cause	$12,108,000	(b)	–	$5,976,443	$14,754,230	(c)	$84,746	$32,838,673
President and Chief Executive Officer	By Executive for Good Reason	12,108,000	(b)	–	5,976,443	14,754,230	(c)	84,746	32,838,673
	Following Change in Control	17,562,000	(d)	–	5,976,443	14,754,230	(c)	127,119	38,419,792
	Death	–		–	5,976,443	14,754,230		24,875	20,755,548
	Disability	–		–	5,976,443	14,754,230		24,875	20,755,548

Michael Scarpa	By Company without cause	$1,162,500	(b)	–	–	–		$18,567	$1,181,067
Chief Operating Officer	By Executive for Good Reason	–		–	–	–		–	–
	Following Change in Control	3,890,500	(d)	–	$4,576,062	$6,760,094		37,314	15,226,656
	Death	–		–	4,576,062	6,760,094		–	11,336,156
	Disability	–		–	4,576,062	6,760,094		–	11,336,156

Pamela Wallack	By Company without cause	$1,200,000	(b)		–	–		$14,009	1,214,009
President, Global Product	By Executive for Good Reason	–			–	–		–	–
	Following Change in Control	2,400,000	(d)		$2,391,626	$2,391,626		21,014	7,183,252
	Death	–			2,391,626	2,391,626		–	4,783,252
	Disability				2,391,626	2,391,626		–	4,783,252

Anurup Pruthi	By Company without cause	$570,000	(b)	–	–	–		$14,009	$611,009
Chief Financial Officer	By Executive for Good Reason	–		–	–	–		–	–
	Following Change in Control	1,368,000	(d)	–	$1,494,147	$2,957,573		21,014	5,840,734
	Death	–		–	1,494,147	2,957,573		–	4,451,720
	Disability	–		–	1,494,147	2,957,573		–	4,451,720

Bradley Cost	By Company without cause	$500,000	(b)		–	–		$8,884	508,884
Senior Vice President, General Counsel	By Executive for Good Reason	–			–	–		–	–
	Following Change in Control	1,125,000	(d)		$1,343,451	2,032,139		13,326	4,500,590
	Death	–			1,343,451	2,032,139		–	3,375,590
	Disability	–			1,343,451	2,032,139		–	3,375,590

(a)	Calculated based on $145.60 per share, which was the closing market price per share of the Company’s Common Stock as reported on The Nasdaq Stock Market on February 2, 2018.

(b)	Paid by way of salary continuation.

(c)	Does not include amounts payable pursuant to the terms of PRSUs granted on February 12, 2016 and February 7, 2017 under the Company’s 2011 Equity Plan, which provide that Ms. Elfers would be entitled to the number of Performance Shares which would have been earned if she had remained in the employ of the Company, such shares to be issued and delivered in 2019 and 2020, respectively, within ten days following a determination of the achievement of the performance targets for fiscal years 2016-2018 and 2017-2019, respectively. The grant date fair value of the awards, computed in accordance with the “Compensation—Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification based on the fair value of our Common Stock on the date of grant, was $7,603,424 and $6,726,551, respectively.

(d)	Paid in a lump sum.
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CEO Pay Ratio

As required by Regulation S-K under the Exchange Act, the following information is provided concerning the relationship of the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2017 fiscal year ended February 3, 2018:

•	The total annual compensation of our CEO was $15,757,167.

•	The total annual compensation of our median employee was $8,693. Our median employee is a part-time, hourly retail store associate, averaging 15 hours worked per week.

For fiscal 2017, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 1,813:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

•	We selected January 31, 2018, which is within the last three months of fiscal 2017, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

Compensation of Directors

Compensation for the non-employee directors is set by the Board on the recommendation of the Compensation Committee. Compensation paid to the non-employee directors is in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2017, non-employee director compensation consisted of the following, as applicable:

Annual Retainer
Cash	$ 60,000
Equity Grant(1)	A TRSU award having a fair market value of $100,000 ($140,000 in the case of the Company’s Chairman) on the first business day of the Company’s fiscal year
Additional Annual Retainer for the Chairman of the Board and Committee Chairs
Chairman	$ 100,000
Audit Committee Chair	$ 25,000
Compensation Committee Chair	$ 20,000
Nominating & Corporate Governance Committee Chair	$ 15,000
Additional Annual Retainer for the Members of Committees
Audit Committee	$ 13,500
Compensation Committee	$ 7,500
Nominating & Corporate Governance Committee	$ 3,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee director in any calendar year.
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The Company also pays or reimburses directors for travel expenses relating to attending meetings of our Board, its committees and annual meetings of shareholders, and reimburses directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all directors are eligible to receive 15 discount cards for our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family at their discretion.

Employee directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on the Company’s Board. Accordingly, employee directors are not eligible for the annual retainer or other director fees.

Under the Company’s stock ownership guidelines, non-employee directors are required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual cash retainer within five years of joining the Board. Each of our non-employee directors is in compliance with these stock ownership guidelines.

The following table shows the compensation earned by each non-employee director in fiscal 2017.

Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)

Norman Matthews	$170,500	$140,082	(3)	$310,582
Joseph Alutto	78,000	100,045	(4)	178,045
John E. Bachman	86,000	100,045	(4)	186,045
Marla Malcolm Beck	73,500	100,045	(4)	173,545
Joseph Gromek	87,500	100,045	(4)	187,545
Robert L. Mettler	67,500	100,045	(4)	167,545
Kenneth Reiss(5)	52,227	100,045	(6)	152,272
Stanley W. Reynolds	73,500	100,045	(4)	173,545
Susan Sobbott	63,000	100,045	(4)	163,045

Notes to the Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a director and as a member(s) of a committee(s) of the Board.

(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation—Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information see Note 3—Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Dr. Alutto, and Messrs. Gromek, Matthews and Mettler has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board.

(3)	On January 30, 2017, Mr. Matthews was granted TRSUs representing 1,473 shares of Common Stock, which fully vested on January 30, 2018. See “Stock Ownership—Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

(4)	On January 30, 2017, this director was granted TRSUs representing 1,052 shares of Common Stock, which fully vested on January 30, 2018. See “Stock Ownership—Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.
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(5)	Mr. Reiss did not stand for election at the May 2017 Annual Meeting of Stockholders.

(6)	On January 30, 2017, this director was granted TRSUs representing 1,052 shares of Common Stock, which fully vested on May 11, 2017.

Deferral of Fees

Under the Company’s Deferred Compensation Plan above, directors may elect to defer all or a part of their director fees and stock awards. The Deferred Compensation Plan permits members of the Board to invest deferred cash fees in the Company’s Common Stock. A director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period.

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STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each director, each of the NEOs appearing in the Summary Compensation Table, and the directors and executive officers (including the NEOs) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)

Norman Matthews(3)	53,031
Joseph Alutto(4)	33,579
John E. Bachman(5)	2,082
Marla Malcolm Beck(6)	3,289
Jane Elfers(7)	371,316
Joseph Gromek(8)	18,133
Robert L. Mettler(9)	3,633
Stanley W. Reynolds(10)	4,761
Susan Sobbott(11)	5,634
Michael Scarpa(12)	65,115
Pamela Wallack(13)	5,475
Anurup Pruthi(14)	35,273
Bradley Cost(15)	23,577
All directors and executive officers as a group (13 persons)	624,898

Notes to the Stock Ownership Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of March 29, 2018. Unless stated otherwise in these notes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.

(2)	At March 29, 2018, each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers who beneficially owned approximately 2.3% of the outstanding shares. The directors and executive officers as a group beneficially owned approximately 3.8% of the outstanding Common Stock.

(3)	Does not include 987 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested. Does include 38,505 shares of Common Stock credited to Mr. Matthews’ deferral account under the Company’s Nonqualified Deferred Compensation Plan. Mr. Matthews has no voting or dispositive power over shares credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(4)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested. Does include 14,393 shares of Common Stock credited to Dr. Alutto’s deferral account under the Company’s Nonqualified Deferred Compensation Plan. Dr. Alutto has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(5)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.

(6)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.
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(7)	Does not include 27,365 shares of Common Stock granted on February 7, 2017 pursuant to TRSUs not yet vested.

(8)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.

(9)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.

(10)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.

(11)	Does not include 705 shares of Common Stock granted on February 5, 2018 pursuant to TRSUs not yet vested.

(12)	Does not include 6,062 shares of Common Stock granted on May 5, 2016 pursuant to TRSUs not yet vested and 9,888 shares of Common Stock granted on May 5, 2017 pursuant to TRSUs not yet vested.

(13)	Does not include 10,952 shares of Common Stock granted on May 30, 2017 pursuant to TRSUs not yet vested.

(14)	Does not include 1,361 shares of Common Stock granted on August 7, 2015 pursuant to TRSUs not yet vested, 2,332 shares of Common Stock granted on May 5, 2016 pursuant to TRSUs not yet vested and 2,826 shares of Common Stock granted on May 5, 2017 pursuant to TRSUs not yet vested.

(15)	Does not include 1,750 shares of Common Stock granted on May 5, 2016 pursuant to TRSUs not yet vested and 2,826 shares of Common Stock granted on May 5, 2017 pursuant to TRSUs not yet vested.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1)	2,233,355	12.83%
BlackRock, Inc.(2)	2,192,772	12.60%
Royce & Associates, LP(3)	1,100,689	6.33%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13G filed with the SEC on February 7, 2018, as of December 31, 2017, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had sole voting power with respect to 33,622 shares, shared voting power with respect to 2,640 shares, sole dispositive power with respect to 2,198,494 shares, and shared dispositive power with respect to 34,861 shares.

(2)	According to a Statement on Schedule 13G filed with the SEC on January 19, 2018, as of December 31, 2017, BlackRock, Inc., a Delaware corporation with an address of 55 East 52nd Street, New York, New York 10055, had sole voting power with respect to 2,147,974 shares and sole dispositive power with respect to 2,147,974 shares. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of the proceeds from the sale of the shares, but no such person’s interest in the shares is in excess of five percent of the total shares outstanding.

(3)	According to a Statement on Schedule 13G filed with the SEC on January 17, 2018, as of December 31, 2017, Royce & Associates, LP, a New York limited partnership with an address of 745 Fifth Avenue, New York, New York, 10151, had sole voting power and dispositive power with respect to 1,100,689 shares.
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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and The NASDAQ Stock Market regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and executive officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal 2017.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct, which is in writing and has been adopted by the Board.

The Nominating & Corporate Governance Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The Nominating & Corporate Governance Committee is provided the details of the transaction and will determine whether to approve the transaction taking into consideration, among other things, (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third party, (ii) whether there are business reasons for the Company to enter into the transaction, (iii) whether the transaction would impair the independence of a non-management director and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the Nominating & Corporate Governance Committee reviews any on-going related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2017.

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PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

PROPOSAL 1: ELECTION OF THE NINE MEMBERS OF THE BOARD OF DIRECTORS.

The Board has nominated Joseph Alutto, John E. Bachman, Marla Malcolm Beck, Jane Elfers, Joseph Gromek, Norman Matthews, Robert L. Mettler, Stanley W. Reynolds and Susan Sobbott for election as directors at the Annual Meeting, each of which currently serves as a director of the Company. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2019 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears under the heading “Corporate Governance at The Children’s Place—Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for director listed above.

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PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We are asking you to ratify the Audit Committee’s selection of Ernst &Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2018. E&Y replaces BDO USA, LLP (“BDO”) which had audited the accounts of the Company since October 2007.

Selection of New Auditor

During fiscal 2017, the Audit Committee of the Company conducted a competitive process to select the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year ending February 2, 2019. The Audit Committee invited a number of independent registered public accounting firms to participate in this process, including BDO.

Following review of proposals from the independent registered public accounting firms that participated in the process, on January 2, 2018: (i) the Audit Committee approved the engagement of E&Y as the Company’s independent registered public accounting firm for the Company’s fiscal year ending February 2, 2019; and (ii) the Company notified BDO that the Audit Committee had determined to dismiss BDO as the Company’s independent registered public accounting firm, effective as of the date of the completion of the audit services conducted by BDO for the fiscal year ended February 3, 2018.

BDO’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended January 28, 2017 and February 3, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years January 28, 2017 and February 3, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended January 28, 2017 and February 3, 2018, neither the Company nor anyone on its behalf has consulted with E&Y regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any matter that was a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by BDO for professional services rendered to the Company during fiscal 2017 and 2016 are set forth below.

	Fiscal 2017	Fiscal 2016
	(in thousands)
Audit Fees	$1,143	$1,153
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,143	$1,153

Audit fees represent fees billed or expected to be billed by BDO for professional services rendered for the audits of the Company’s annual financial statements for fiscal 2016 and fiscal 2017 and the effectiveness of its internal controls over financial reporting as of January 28, 2017 and February 3, 2018, the reviews of the financial statements included in the Company’s Quarterly

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Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain permitted audit, audit-related and tax services, subject to certain dollar limits, to be performed during the year. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of E&Y and BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.

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PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY ON PAY”).

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, retain and motivate the performance of the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2017 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended February 3, 2018, as disclosed in the Company’s Proxy Statement for fiscal 2017 pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The above “Say on Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee will consider the result of the “Say on Pay” vote in future compensation decisions for NEOs. The next “Say on Pay” vote will be held at our 2019 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

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STOCK PRICE PERFORMANCE GRAPH

The following graph and table compares the cumulative shareholder return on our Common Stock with the return on the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade. The graph and the table below assume that $100 was invested on February 2, 2013 in each of our Common Stock, the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade.

	2013	2014	2015	2016	2017

The Children’s Place—“PLCE”	106.43	122.26	134.10	197.16	307.01
CRSP Total Return Index for The NASDAQ Stock Market (US Companies)	130.61	149.60	152.28	189.55	202.79
CRSP Total Return Index for the NASDAQ Retail Trade	110.19	133.46	134.32	134.32	155.06

The table below sets forth the closing price of our Common Stock and the closing indices for the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade on the last day of certain of our fiscal years.

	2013	2014	2015	2016	2017

The Children’s Place—“PLCE”	52.67	59.95	65.40	94.80	145.60
CRSP Total Return Index for The NASDAQ Stock Market (US Companies)	1,518.35	1,736,19	1,763.45	2,194.73	2,347.92
CRSP Total Return Index for The NASDAQ Retail Trade	912.91	1,111.52	1,126.74	1,188.88	1,282.97
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OTHER INFORMATION

Admission

We do not require tickets for admission to the meeting but do limit attendance to shareholders on the record date or their proxy holders. Please bring proof of your Company stock ownership, such as current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: common stock, par value $0.10 per share (the “Common Stock”). If you were a record owner of Common Stock on March 29, 2018, the record date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on March 29, 2018, there were 16,466,919 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018, and the approval of the compensation for the Company’s named executive officers on an advisory basis.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting web site and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

•	Vote by Mail

You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 8, 2018.

•	Vote by Internet

You can vote your shares via the internet on the voting web site, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 8, 2018. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting web site (www.voteproxy.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 8, 2018. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.
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Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of Ernst & Young LLP, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094, telephone number (201) 558-2400 ext. 14500 and email investor-relations@childrensplace.com. If you want to receive separate copies of the annual report or Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in accordance with the recommendations of the Board.

Required Vote

Proposal 1: Election of the Nine Members of the Board of Directors. Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority

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to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” below, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

Proposal 3: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular director nominee will not count for or against that nominee.

If a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the director to promptly offer to tender his or her resignation to the Board.

The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

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If a director’s resignation is accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for directors will be elected.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than Tuesday, December 4, 2018.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 9, 2019 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the Nominating & Corporate Governance Committee will consider director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. to perform proxy solicitation services for us, involving conducting bank/broker search, distributing proxy solicitation materials to shareholders, providing information to shareholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services upon request. We will pay a fee of approximately $15,000 to MacKenzie Partners, Inc. plus out-of-pocket expenses for these services.

Available Information

The Company’s web site address is http://www.childrensplace.com. The information contained on the Company’s web site is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet web site, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s web site are the Company’s Code of Business Conduct, Anti-Corruption Policy and Corporate Governance Guidelines and the charters of the

67

Committees of the Board. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Bradley P. Cost

Senior Vice President, General Counsel and Secretary
The Children’s Place, Inc.

500 Plaza Drive
Secaucus, New Jersey 07094
April 3, 2018

68

ANNEX A

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP (ADJUSTED) TO GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)
(Unaudited)

	Year-to-Date Ended
	February 3, 2018	January 28, 2017	January 30, 2016
Net income	$84,698	$102,336	$57,884
Non-GAAP adjustments:
Asset impairment charges	5,190	4,026	2,371
Provision for foreign exchange control penalties	300	1,900	—
Restructuring costs	5,049	(319)	6,159
Proxy costs	—	12	5,678
Legal settlement	5,785	(1,627)	5,000
Sales tax audit	791	—	1,350
DC exit costs	—	282	98
Insurance claim deductible	250	—	—
Aggregate impact of Non-GAAP adjustments	17,365	4,274	20,746
Impact of tax reform	51,776	—	—
Income tax effect (1)	(6,250)	(915)	(8,019)
Prior year uncertain tax positions (2)	(4,048)	(2,680)	3,167
Prior year uncertain deferred tax adjustment (3)	—	—	810
Net impact of Non-GAAP adjustments	58,843	679	16,704
Adjusted net income	$143,541	$103,015	$74,588
GAAP net income per common share	$4.67	$5.40	$2.80
Adjusted net income per common share	$7.91	$5.43	$3.60

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax provisions related to uncertain tax positions.

(3)	Prior year tax provisions related to deferred tax adjustment.

	Year-to-Date Ended
	February 3, 2018	January 28, 2017	January 30, 2016
Operating Income	$161,510	$147,408	$90,080
Non-GAAP adjustments:
Asset impairment charges	5,190	4,026	2,371
Provision for foreign exchange control penalties	300	1,900	—
Restructuring costs	5,049	(319)	6,159
Proxy costs	—	12	5,678
Legal settlement	5,785	(1,627)	5,000
Sales tax audit	791	—	1,350
DC exit costs	—	282	98
Insurance claim deductible	250	—	—
Aggregate impact of Non-GAAP adjustments	17,365	4,274	20,746
Adjusted operating income	$178,875	$151,682	$110,826

	Year-to-Date Ended
	February 3, 2018	January 28, 2017	January 30, 2016
Net Sales	$1,870,275	$1,785,316	$1,725,777
GAAP Operating Margin	8.6%	8.3%	5.2%
Non-GAAP (Adjusted) Operating Margin	9.6%	8.5%	6.4%
A-1

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 9, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided. â

00003333333330330000	2	050918

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.		The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as directors of The Children’s Place, Inc. for a one-year term and in each case until his or her successor is duly elected and qualified.
				FOR	AGAINST	ABSTAIN
			Joseph Alutto	☐	☐	☐

			John E. Bachman	☐	☐	☐

			Marla Malcolm Beck	☐	☐	☐

			Jane Elfers	☐	☐	☐

			Joseph Gromek	☐	☐	☐

			Norman Matthews	☐	☐	☐

			Robert L. Mettler	☐	☐	☐

			Stanley W. Reynolds	☐	☐	☐

			Susan Sobbott	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending February 2, 2019.	☐	☐	☐
		3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 9, 2018:

The proxy statement and form of proxy distributed by the Board of Directors and the
Company’s Form 10-K Annual Report for the fiscal year ended February 3, 2018 are available at http://www.childrensplace.com under the section “Investor Relations.”

0

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Michael Scarpa and Bradley P. Cost (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at 500 Plaza Drive, Secaucus, New Jersey 07094, on Wednesday, May 9, 2018, at 8:30 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting to the extent permitted by Rule 14a-4(c) under the Exchange Act. The undersigned hereby revokes all proxies previously given.

If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending February 2, 2019 and (3) FOR the approval of executive compensation on an advisory basis.

(Continued and to be signed on the reverse side)

1.1	14475